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Exhibit 10.13

DESIGN/BUILD AGREEMENT

        By and Between

WYNN LAS VEGAS, LLC,
a Nevada limited liability company
("Owner")

and

BOMEL CONSTRUCTION COMPANY, INC.,
a California corporation

("Contractor")

for

a Parking Structure to be located at
3131 Las Vegas Boulevard South,
Las Vegas, Nevada

i

	7.3	Ownership, License and Use of Project Architect's Drawings, Specifications and Other Documents	28
	7.4	Owner's Right to Award Separate Contracts	29
8.	CONTRACTOR'S DEFAULTS AND OWNER'S REMEDIES		29
	8.1	Contractor's Defaults	29
	8.2	Owner's Remedies	30
	8.3	Termination for Convenience	31
	8.4	Contractor's Cooperation Following Termination	32
	8.5	Suspensions By Owner	32
	8.6	Payment to Contractor Upon Termination for Cause	33
	8.7	Cumulative Remedies	33
9.	CONTRACTOR'S REMEDIES		34
	9.1	Contractor's Remedies	34
10.	INSURANCE		34
	10.1	Owner Controlled Insurance Program	34
	10.2	Professional Liability Insurance	35
	10.3	Evidence of Coverage	36
	10.4	Deductibles	36
	10.5	Cooperation by the Parties	36
	10.6	Duration	36
11.	INDEMNIFICATION		36
	11.1	Indemnity	36
	11.2	Survival of Indemnification Provisions	38
12.	WARRANTY OBLIGATIONS		38
	12.1	Contractor's Warranty	38
	12.2	Contractor's Warranty Period	38
	12.3	Compliance With Contract Documents	38
	12.4	Warranty Costs	39
	12.5	Timeliness of Corrective Services	39
	12.6	Warranty Survival	39
	12.7	Owner's Right To Correct	39
	12.8	Owner's Right to Supplement Work of Contractor	40
	12.9	Acceptance of Non-Conforming Work	40
	12.10	Warranty Exclusions	40
	12.11	Written Guaranty	40
13.	DEFINITIONS		40
	13.1	"Change in the Work"	40
	13.2	"Change Order"	41
	13.3	"Change Proposal"	41
	13.4	"Construction Change Directive"	41
	13.5	"Cost of the Work"	41
	13.6	"Delays in the Work"	44
	13.7	"Excusable Delays"	44
	13.8	"Governmental Requirements"	44
	13.9	"Substantial Completion of the Work"	44
	13.10	"Subcontractor"	45
	13.11	"Vendor"	45
	13.12	"Work"	45

ii

14.	OWNER'S LENDERS		45
	14.1	Owner's Lenders	45
	14.2	Payments	45
	14.3	Audit Rights	46
	14.4	Access	46
	14.5	Material Changes	46
	14.6	General Cooperation	46
15.	MISCELLANEOUS PROVISIONS		46
	15.1	Subordination	46
	15.2	Time is of the Essence	47
	15.3	Entire Agreement; Modification; Waiver	47
	15.4	Headings	47
	15.5	Assignment; Successors to be Bound	47
	15.6	Intent of Parties	47
	15.7	Governing Law	48
	15.8	Survival	48
	15.9	Counterparts	48
	15.10	Unenforceability of this Agreement	48
	15.11	Dispute Resolution	48
	15.12	Notices	49
	15.13	Confidentiality	50
	15.14	Legal Fees	50
	15.15	Third-Party Beneficiaries	50
	15.16	Statute Of Limitations	50

iii

DESIGN BUILD AGREEMENT

        THIS DESIGN BUILD AGREEMENT (the "Agreement") is made effective as of June 6, 2002 (the "Effective Date"), by and between WYNN LAS VEGAS, LLC, a Nevada limited liability company ("Owner"), and BOMEL CONSTRUCTION COMPANY, INC., a California corporation, holding Nevada State Contractor's License No. 0031451 ("Contractor"), with respect to the following facts:

RECITALS

        A.    Owner owns the real property commonly known as 3131 Las Vegas Boulevard South, Las Vegas, Nevada, as more particularly described on Exhibit A attached hereto (the "Property").

        B.    Owner plans to construct on the Property a first class luxury resort and casino, including high-rise hotel space and low-rise space comprised of casino and gaming areas, restaurants, retail, convention and meeting areas, a showroom, and exterior features (the "Casino Improvements"). Owner will be retaining separate architects, contractors and consultants ("Other Builders") to design and construct the Casino Improvements on the Property.

        C.    In addition to the Casino Improvements, Owner desires to have constructed on a portion of the Property a state-of-the-art new parking structure, consisting of approximately 640,000 square feet of garage parking space and not less than 1,840 parking spaces with easy access to the Casino Improvements and associated improvements, including, without limitation, certain unfinished retail shell space (collectively, the "Project"), and desires to engage Contractor to design, construct, and supervise the construction of, the Project, in full accordance with the Contract Documents (as defined in Section 1.2 of this Agreement), including the Plans and Specifications (as defined in Section 1.2.2 of this Agreement), and Contractor desires to accept such engagement, upon the terms and conditions contained in this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Contractor hereby adopt and incorporate the foregoing Recitals and agree as follows:

1.    CONTRACT DOCUMENTS AND GOVERNMENTAL REQUIREMENTS.

          1.1    Agreement Governs.    The intent of the Contract Documents is to include all items appropriate or necessary for the proper execution and Completion of the Work (as defined in Section 2.7.2 of this Agreement) by Contractor to Owner's satisfaction. The Contract Documents are complementary, and what is required by one shall be as binding as if required by all. Nothing contained in this Section 1.1 shall relieve Contractor of its obligations under this Agreement, including, without limitation, under Section 5.10 of this Agreement, or shall create a contractual or professional relationship between Owner and any person or entity other than Contractor. If any provision of the Contract Documents conflicts with any other provision of the Contract Documents, the provision requiring the highest degree of care or performance or the highest quality of materials, as the case may be, shall prevail, unless Contractor is otherwise instructed in writing by Owner. When only one product and manufacturer is specified, this is the basis of the Contract (as defined in Section 1.2.9 of this Agreement), unless substitution or exception is approved in writing by Owner.

          1.2    Contract Documents.    The "Contract Documents" consist of the following documents:

            1.2.1    This Agreement, including any exhibits and appendices thereto.

            1.2.2    The "Plans and Specifications" as approved by Owner and Owner's Lenders (as defined in Section 14.1 of this Agreement), including, without limitation, all architectural, structural, civil, mechanical, plumbing, electrical, grading, utility, security and low voltage drawings and specifications, and all supplements, amendments and modifications thereto as approved by Owner and Owner's Lenders.

            1.2.3    The Project Design Criteria and Drawings (as defined in Section 5.2 of this Agreement), and attached hereto as Exhibit B.

            1.2.4    The Project Design and Construction Schedule (as defined in Section 4.2.1 of this Agreement), and attached hereto as Exhibit C.

            1.2.5    Any Submittals as defined in Section 5.12 of this Agreement.

            1.2.6    The Schedule of Values (as defined in Section 2.3.3 of this Agreement).

            1.2.7    The Technical Studies and Reports (as defined in Section 1.4.1 of this Agreement).

            1.2.8    The Permits and Entitlements as set forth on Exhibit D attached hereto.

            1.2.9    All supplements, addenda, modifications and amendments to any of the foregoing in this Section 1.2, from time to time approved by Owner in writing, including, without limitation, any executed Change Orders (as defined in Section 13.2 of this Agreement) and Construction Change Directives (as defined in Section 13.4 of this Agreement), and such other documents expressly referred to in the foregoing documents as being a part of the Contract Documents. These Contract Documents form the "Contract," and are as fully a part of the Contract as if attached to this Agreement or repeated in this Agreement.

          1.3    Design Services.    Contractor shall be responsible for procuring and furnishing all architectural and structural engineering services relating to the Project, and shall be responsible for coordinating, monitoring, managing and finalizing all other design services relating to the Project, including, without limitation, civil, structural, mechanical, plumbing, electrical, utility, security and low voltage engineering services (collectively, "Design Services"), by and through qualified and experienced design professionals duly licensed and registered in the State of Nevada and by any other required local or professional authorities and approved by Owner in advance (the "Project Architect"). Any reference to Project Architect shall include, without limitation, any architects and structural engineers and any other design professionals performing Work relating to the Project for Contractor. At the request of Owner, Contractor shall supply copies of Project Architect's licenses and registrations to Owner.

            1.3.1    Owner shall pay for the services of consultants selected by Owner to provide under the coordination of Contractor the civil, mechanical, plumbing, electrical, grading, utility, security and low voltage drawings and specifications for the Project. Provided, however, that any drawings, specifications, work or services or any other information or documents provided by Owner, directly or through consultants, to Contractor and Project Architect in connection with the Contract or the Work are provided solely for the convenience of Contractor only, and without any representation, warranty or guarantee of accuracy, adequacy, correctness or completeness by Owner, and Owner hereby expressly disclaims, on its behalf and on behalf of any of its consultants, all such warranties, guarantees and representations. Except to the extent the information, documents and materials supplied by Owner or its consultants contain inaccurate information that was not known to Contractor to be inaccurate (and such inaccuracy would not have been reasonably discovered by Contractor or Project Architect based on their skills, experience and knowledge or their diligent review of such information, documents and materials and the terms and scope of the Contract Documents), Contractor assumes the risk of such conditions and shall fully complete the Work within the Contract Sum (as defined in Section 2.1 of this Agreement) and by the Scheduled Completion Date (as defined in Section 4.2.1 of this Agreement) with no adjustments.

            1.3.2    Contractor shall cause Project Architect to cooperate with Owner's consultants, to coordinate, monitor, and manage the services of such consultants and to take all necessary steps (other than payment of the fees of such consultants) to cause such consultants' drawings and specifications to be timely furnished, completed and finalized in accordance with the Project Design and Construction Schedule for incorporation by Project Architect into the Plans and Specifications. In furtherance of and without in any way limiting the foregoing, Contractor shall cause Project Architect to diligently review all work, services, drawings and specifications furnished by Owner's consultants for hazards, inconsistencies, discrepancies, inaccuracies, errors, incompleteness or lack of detail which should be apparent to Project Architect given Project Architect's skills, experience and training or discernible by Project Architect upon a reasonable and diligent review of such work, services, drawings, and specifications and shall cause Project Architect to promptly notify Owner and any of Owner's consultants in writing of any hazards, inconsistencies, discrepancies, inaccuracies, errors, incompleteness or lack of detail of which Project Architect becomes aware and, prior to proceeding with any of the Work affected thereby, to obtain written instructions from Owner on how to proceed. Contractor also shall cause Project Architect to promptly notify Owner and any of Owner's consultants in writing of any changes or revisions to Project Architect's work or services, including any drawings or specifications, which might affect the work, services, drawings and specifications of Owner or Owner's consultants.

            1.3.3    Project Architect shall (a) be the architect of record for the Project; (b) create and furnish the architectural and structural drawings and specifications for the Plans and Specifications; (c) be responsible for the final coordination, management and assembly of the Plans and Specifications, including the incorporation of the civil, mechanical, plumbing, electrical, grading, utility, security and low voltage drawings and specifications for the Project into the Plans and Specifications; (d) submit the Plans and Specifications to Owner and Owner's Lenders for their prior approval; (e) sign and affix with its registration stamp or seal that portion of the Plans and Specifications created by Project Architect, including the architectural and structural drawings and specifications (and any approved amendments, modifications and/or supplements thereto), and shall cause all other portions of the Plans and Specifications, including, the civil, mechanical, plumbing, electrical, grading, utility, security and low voltage drawings and specifications (and any approved amendments, modifications and/or supplements thereto), to be signed by and affixed with the appropriate registration stamps or seals of the applicable licensed consultants that created the same; (f) from time to time (as appropriate to meet the Project Design and Construction Schedule and the Scheduled Completion Date), submit for approval and obtain all necessary approvals for the Plans and Specifications (including any amendments, modifications and/or supplements thereto approved by Owner and Owner's Lenders) from the appropriate governmental authorities or other parties having approval rights relating to the Project; and (g) at all times perform the Work (as defined in Section 13.12 of this Agreement) and act with the normal and customary degree of care and skill used by members of the architectural and engineering professions practicing under similar conditions at the same time and locality and on projects of similar size, scope and complexity.

            1.3.4    In the event of the death, resignation, or refusal or inability to act of Project Architect, or if for any reason Project Architect is removed or is no longer acting as Project Architect for the Project, Contractor shall promptly designate in writing a replacement Project Architect who shall be a qualified and experienced design professional duly licensed and registered in the State of Nevada and by any other required local or professional authorities. Such written designation shall be effective only when delivered to and approved in writing by Owner.

          1.4    Compliance with Contract Documents and Governmental Requirements.

            1.4.1    Contractor shall, and shall cause all Subcontractors (as defined in Section 13.10 of this Agreement) to, construct and perform the Work in a good and workmanlike manner in strict compliance with (a) the Contract Documents, including, without limitation, the Plans and Specifications, and all things indicated thereon or which should be inferred therefrom given Contractor's status as a Contractor experienced with construction projects similar in size and complexity to the Work, and the Project Design and Construction Schedule, (b) all Governmental Requirements (as defined in Section 13.8 of this Agreement), and (c) the "Technical Studies and Reports" set forth on Exhibit E attached to this Agreement.

            1.4.2    Contractor represents to Owner that Contractor is thoroughly familiar with all Governmental Requirements. Governmental Requirements shall supersede the Contract Documents if there is any conflict; provided, however, that if any Governmental Requirement shall necessitate a change to or deviation from the Contract Documents, Contractor shall obtain Owner's written consent in the form of a Change Order prior to implementing such change. Contractor shall be responsible for failing to report to Owner any discrepancy between the Contract Documents and Governmental Requirements. If Contractor performs any part of the Work in violation of any such Governmental Requirements, Contractor shall bear all costs of correction and adverse scheduling impacts; provided, however, that should any governmental authority having jurisdiction over the Work mandate compliance with any changes to applicable Governmental Requirements that have been enacted or have become effective after the Effective Date, Contractor shall, subject to consultation with and written approval by Owner, construct the Work in accordance with such Governmental Requirements, the increased actual cost of which (if any) will be added to the Contract Sum pursuant to a Change Order under Article 3 of this Agreement, unless Contractor should have reasonably anticipated or planned for such change.

            1.4.3    Contractor shall furnish, perform and complete all Work required to complete the Project in accordance with the Contract Documents. Contractor shall be responsible for assembling all documentation necessary to obtain, and shall itself obtain or through Project Architect obtain, all permits and other approvals required to be obtained for the timely Completion of the Work from the appropriate governmental authorities or other parties having approval rights relating to the Project.

        2.    CONTRACT SUM; METHOD OF PAYMENT.

          2.1    Contract Sum.    Subject to the terms and conditions of this Agreement, Owner shall pay to Contractor for Contractor's complete performance under the Contract, including, without limitation, the design, construction and completion of all Work for the Project, a lump sum total amount of Nine Million Eight Hundred Fifty Thousand Dollars and No Cents ($9,850,000.00) (the "Contract Sum"). Contractor is not and shall not be entitled to any fee, payment, compensation or reimbursement or other sum under this Agreement or the other Contract Documents or arising out of or relating to the Work or the Project, other than the Contract Sum. The Contract Sum may be adjusted only pursuant to Change Orders as provided for in Article 3 of this Agreement. As stipulated in the OCIP Manual (as defined in Section 10.1.2 of this Agreement), upon completion of the Work, the Contract Sum shall be adjusted downward to remove the cost of certain insurance, as determined pursuant to the OCIP Audit (as defined in Section 10.1.3 of this Agreement).

          2.2    Contractor Responsible for Expenditures in Excess of Contract Sum.    The Contract Sum is the maximum cost to Owner for the completion of the Project, including, without limitation, the full performance of all Work and all services by Contractor and its Subcontractors and Vendors (as defined in Section 13.11 of this Agreement). Contractor shall have sole responsibility to pay for any expenditures, costs and/or expenses in excess of the Contract Sum. If, at any point, Owner reasonably believes that, based on the progress of the Work, the Work cannot be completed for the Contract Sum, Owner shall have the right to require Contractor to provide Owner with satisfactory evidence of funds available to Contractor to pay any anticipated overage, and cause Contractor to provide Owner a perfected first priority lien on or security interest in such funds and execute such security agreements as may be required. Contractor's failure to timely provide such evidence of available funds and/or a perfected first lien, shall constitute a default pursuant to Section 8.1 of this Agreement.

          2.3    Payment Application.

            2.3.1    Except for the retention or withholding specified below, or as otherwise expressly provided in this Agreement, the Contract Sum shall be paid over the course of the Project and in proportion to the Work completed during the applicable pay period, based on the percentage that such completed Work bears to the total Work provided for in the Schedule of Values (as defined in Section 2.3.3 of this Agreement) as reasonably determined by Owner. On or before the fifth (5th) calendar day of each month during the term of this Agreement, Contractor shall deliver a statement to Owner and Owner's Lenders on AIA G701 and G702 forms or such other forms as are specified by and acceptable to Owner and Owner's Lenders ("Payment Application"), certified by Contractor as correct, and representative of the Work completed during the preceding calendar month. Contractor shall not submit more than one Payment Application per month unless otherwise requested by Owner. Each Payment Application shall specify:

              2.3.1.1    the Work performed during such preceding calendar month;

              2.3.1.2    the portion of the Contract Sum to be paid by Owner pursuant to the terms of this Agreement and the Schedule of Values;

              2.3.1.3    for each category and portion of the Work: (1) the amount requested on all previous Payment Applications, (2) the amount requested on the current Payment Application, and (3) the amount allocated in the Schedule of Values to the Work yet to be completed;

              2.3.1.4    Retainage (as defined in Section 2.3.7 of this Agreement) in the amount provided for pursuant to Section 2.3.7 of this Agreement;

              2.3.1.5    the percentage completed of each portion of the Work as of the end of the period covered by the Payment Application, shown as both (1) the percentage obtained by dividing the completed portions of the Work by the total Work referenced in the Schedule of Values, and (2) the percentage obtained by dividing (a) the sum of the payments made to Contractor pursuant to prior Payment Applications and the payment requested in the current Payment Application by (b) the Contract Sum; and

              2.3.1.6    such additional information and documentation regarding the progress of the Work and the requested payment under the Payment Application as Owner and/or Owner's Lenders may reasonably require.

            2.3.2    All blanks and columns in each Payment Application must be completed. The cost for any Design Services included in any Payment Application shall be shown as a separate item therein.

            2.3.3    "Schedule of Values" means the budget (as prepared by Contractor and submitted to and approved in writing by Owner) outlining the Work and allocating values among all portions or categories of the Work. The initial Schedule of Values shall be submitted by Contractor to Owner and Owner's Lenders for their prior written approval as a condition precedent to Contractor being paid under Contractor's first Payment Application. The

    Schedule of Values may be modified only with the prior written approval of Owner. Following any Change Order or Construction Change Directive, the Schedule of Values shall be adjusted by Contractor as necessary, in each case subject to Owner's prior written approval, to reflect accurately the values of the various portions and categories of the Work. The Schedule of Values as approved by Owner shall be used as the basis for all Payment Applications.

            2.3.4    Except with Owner's prior written consent, Contractor shall not make advance payments to Subcontractors or Vendors and, except as provided in Section 2.6 of this Agreement, shall not be entitled to payment for the cost of any equipment or materials which have not been delivered and incorporated into the Project or stored at the Property in a manner reasonably satisfactory to Owner and/or Owner's Lenders. Except as expressly provided in the Contractor's Certificate (defined in Section 2.3.6 of this Agreement), no Payment Application shall include requests for payment of amounts Contractor does not intend to pay promptly to a Subcontractor or Vendor because of a dispute or other reason.

            2.3.5    Each Payment Application shall include signed and acknowledged (by a notary) Conditional Waivers and Releases of Liens Upon Progress Payment in the form attached hereto as Exhibit F from Contractor and each Subcontractor and Vendor for all Work performed to date that is covered by such Payment Application, and signed and acknowledged Unconditional Waivers and Releases of Liens Upon Progress Payment in the form attached hereto as Exhibit G from Contractor and each Subcontractor and Vendor for all Work that was covered by the immediately preceding Payment Application. Execution and delivery of such waivers shall be an absolute condition precedent to Owner's duty to pay Contractor pursuant to any Payment Application. Notwithstanding the foregoing, and subject to all other terms of this Agreement, to the extent Contractor fails to provide any of the foregoing waivers and releases of lien when required ("Outstanding Releases"), Contractor shall provide to Owner's and Owner's Lenders' title insurers, from time to time upon Owner's request and as a condition to any progress or other payment to Contractor, such affidavits, indemnities, certificates and other instruments as such title insurers require to issue to Owner and Owner's Lenders, as a condition to any progress or other payment to Contractor, one or more endorsements to their respective title insurance policies insuring the lien free status of the Work and Property (Contractor's failure to cause the title insurer to provide the required endorsement(s) shall be a breach of this Agreement); provided, however, that at no time shall the aggregate of all Outstanding Releases represent Work with an aggregate value in excess of $200,000. In addition, Owner may at any time direct Contractor to submit an affidavit that all payrolls, invoices for material and equipment, and other indebtedness connected with the Work and associated with a Payment Application have been paid.

            2.3.6    Each Payment Application also shall include a "Contractor's Certificate," in form and substance identical to Exhibit H attached to this Agreement, signed by Contractor.

            2.3.7    In addition to amounts, if any, withheld pursuant to Sections 2.7.6 and 2.8 of this Agreement, Owner hereby gives written notice to Contractor that Owner shall withhold from each payment to Contractor an amount (the "Retainage") equal to five percent (5%) of that payment, which Retainage shall be retained by Owner and paid to Contractor sixty (60) calendar days following Completion of the Work (as defined in Section 2.7.2 of this Agreement).

          2.4    Progress Payments.

            2.4.1    Within twenty (20) calendar days following Owner's and Owner's Lenders' receipt of a complete Payment Application and all required submittals under Section 2.3 of this Agreement, Owner shall make payment of any properly due amounts to Contractor, subject to the approvals required under this Section 2.4, and less any amount which may be retained or withheld pursuant to this Agreement, including, without limitation, Sections 2.3.7, 2.7.6 and/or 2.8 of this Agreement. This Section 2.4.1 shall constitute a "schedule for payment" as described in Section 624.609(1)(a) of the Nevada Revised Statutes.

            2.4.2    During the 20-calendar day period referred to in Section 2.4.1 above, Owner may approve or disapprove and/or withhold payment on, in whole or in part, a Payment Application based on any reasonable grounds, including, but not limited to:

              2.4.2.1    a failure of Contractor to furnish any required lien releases, insurance certificates, or bonds in a timely manner;

              2.4.2.2    a failure of Contractor to make payments promptly to Subcontractors and/or Vendors;

              2.4.2.3    Owner's good faith belief that the Work cannot be completed for the unpaid balance of the Contract Sum;

              2.4.2.4    regarding any particular portion of the Work as shown on the Schedule of Values, a determination by Owner that an amount requested attributable to a portion of the Work was not actually completed or the amount requested represents a greater percentage of the Work than actually completed;

              2.4.2.5    Owner's good faith belief that the Work will not be completed by the Scheduled Completion Date;

              2.4.2.6    damage to property or Work or injury to persons attributable to the acts or omissions of Contractor, Project Architect, or any Subcontractor or Vendor;

              2.4.2.7    unsatisfactory prosecution of the Work;

              2.4.2.8    lack of required documentation;

              2.4.2.9    deviations from the Contract Documents without an applicable Change Order or Construction Change Directive;

              2.4.2.10    the filing or existence of liens or claims against Owner, the Property, the Project or the Work arising out of or relating to Contractor's performance of the Work or other acts or omissions of Contractor, any Subcontractor or Vendor;

              2.4.2.11    a determination by Owner to nullify in whole or in part a prior approval of a Payment Application and/or prior payment made, because of subsequently discovered evidence or subsequent observations which otherwise would allow Owner to withhold payment pursuant to this Section 2.4 or elsewhere in the Contract Documents;

              2.4.2.12    Owner's Lenders' inability (if not the fault of Owner) to obtain (1) one or more title insurance endorsements to Owner's Lenders' title policy, showing no intervening or other liens, lien rights or encumbrances upon the Property or any improvements relating to the whole or any portion of the Work prior to any Lender Liens (as defined in Section 15.1 of this Agreement), other than those approved in writing by Owner's Lenders, and insuring the full amount of the disbursement and its priority satisfactory to Owner and Owner's Lenders, and showing no encroachments by any portion of the Work and proper location of foundations, or (2) a satisfactory report under the Nevada Uniform Commercial Code showing no liens or interests (other than those of Owner's Lenders) relating to the whole or any portion of the Work, including, without limitation, any improvements; or any failure of Contractor or any Subcontractor to comply with Section 15.1 of this Agreement;

              2.4.2.13    Contractor's failure to obtain, comply with and keep valid and in full force, and deliver copies to Owner of, all approvals, permits, certifications, consents and licenses of governmental authorities or other parties having jurisdiction over the Property, the Project or the Work or contractual rights to approve or inspect any of the foregoing which are necessary at the stage of construction and/or otherwise existing and required to be complied with or satisfied when such disbursement to Contractor is to be made to enable Completion of the Work on or before the Scheduled Completion Date;

              2.4.2.14    an order or statement shall have been made by or received from any governmental, administrative or regulatory authority or agency stating that the whole or any part of the Work, and/or any proposed change thereto, for which Contractor or any Subcontractor is responsible or which relates to Contractor's or any Subcontractor's activities is in violation of any Governmental Requirements, unless such order or statement has been timely corrected to the satisfaction of both the applicable governmental agency and Owner and evidence of such timely correction shall have been provided to Owner in form and substance satisfactory to Owner;

              2.4.2.15    defective Work not remedied; and/or

              2.4.2.16    any other material breach or default or failure to perform by Contractor under the Contract Documents.

            2.4.3    If Owner and/or Owner's Lenders do not approve the full amount of the Payment Application, Owner shall provide written notice to Contractor and shall make payment of the lesser of the amount (if any) that Owner and Owner's Lenders have approved within the twenty (20)-calendar day period provided for in Section 2.4.1 of this Agreement (less any amount which may be retained or withheld pursuant to Sections 2.3.7, 2.7.6 and/or 2.8 of this Agreement). When the reason(s) for withholding approval are removed to Owner's and Owner's Lenders satisfaction, approval will be made for amounts previously withheld, and Owner will pay such amounts (less amounts properly withheld or retained) with the next regularly scheduled payment.

          2.5    Payments by Contractor.    Contractor shall promptly pay each Subcontractor and Vendor, within five (5) business days after receipt of payment from Owner, the amount to which said Subcontractor or Vendor is entitled on account of such Subcontractor's or Vendor's portion of the Work, as reflected in the Payment Application and reflecting Retainage in accordance with Section 2.3.7 of this Agreement or amounts withheld under this Agreement. Contractor shall, by appropriate agreement with each Subcontractor and Vendor, require each Subcontractor and Vendor to make payments to their respective Subcontractors and Vendors in a similar manner.

          2.6    Materials Off-Site.    All materials which are the subject of a Payment Application shall be stored at all times at the Project, in a bonded warehouse or such other secured facility satisfactory to Owner and Owner's Lenders, or, at the premises of the manufacturer or fabricator (in which event the materials shall be appropriately marked and identified with the applicable purchase contract and physically segregated in an area with access to a public street), until the materials are incorporated into the Project; provided that if the materials are stored with the manufacturer or fabricator, Owner must receive evidence satisfactory to Owner of the creditworthiness of the manufacturer or fabricator and/or Contractor shall procure and deliver or cause to be procured and delivered to Owner such dual obligee performance and labor and material payment bond or bonds, in form, substance and amount satisfactory to Owner and Owner's Lenders, as Owner and Owner's Lenders may require. Furthermore, Contractor shall:

            2.6.1    use the materials only for construction of the Project, and not make any transfer thereof or permit any lien to attach thereto which could materially impair the ability of Owner to use the materials for such purpose;

            2.6.2    take or cause to be taken all actions necessary to maintain, preserve and protect the materials and keep them in good condition and repair, and to comply with all laws, regulations and ordinances relating to the ownership, storage or use of the materials;

            2.6.3    cause to be delivered to Owner the original warehouse receipt (and any bailee waivers where bailee rights exist) covering any stored materials, and ensure that such stored materials have been stored in such a way as to eliminate the possibility that they will be commingled with other materials or projects; and

            2.6.4    ensure that Owner and Owner's Lenders may enter upon any property on which the materials may be stored to inspect them at any reasonable time.

            2.6.5    If Contractor shall fail to perform any of its obligations under this Section 2.6 after Owner has made payment to Contractor for the materials, Owner or Owner's Lenders may, but shall not be obligated to, after written notice to Contractor, take such actions and expend such sums as may be necessary in their respective judgments to protect and preserve Owner's title and Owner's Lenders' security interest in such materials, and all such expenditures so incurred (including, without limitation, attorneys' fees and disbursements) shall be repayable by Contractor promptly on demand with interest thereon per annum at the prime rate (as then published by Bank of America) plus two percent (2%) from the date of demand until paid.

          2.7    Final Payment.

            2.7.1    Final payment ("Final Payment"), consisting of the entire unpaid balance of the Contract Sum, including Retainage held pursuant to Section 2.3.7 of this Agreement, shall be made to Contractor within sixty (60) calendar days after Completion of the Work.

            2.7.2    "Completion of the Work" shall be deemed to have occurred after Substantial Completion of the Work when (i) the Contract has been completely performed by Contractor in accordance with the Contract Documents as determined by Owner and Owner's Lenders, including, without limitation, completion of all "punch-list" work (unless Owner has with written notice to Contractor elected to retain sufficient funds to protect it against the nonperformance of such "punch-list" work), (ii) Contractor has delivered each and all of the items described in Sections 2.7.5.1 through 2.7.5.12 of this Agreement, (iii) Owner has accepted the Work in writing, and (iv) the OCIP Audit (as defined in Section 10.1.3 of this Agreement) as it relates to the Project has been completed and any required downward adjustments in the Contract Sum have been made as described in Sections 2.1 and 10.1.3 of this Agreement.

            2.7.3    Contractor shall submit, with its final Payment Application, an Unconditional Waiver and Release of Liens Upon Final Payment in the form attached hereto as Exhibit I executed by Contractor, and by any additional parties Owner designates including, without limitation, all Subcontractors and Vendors.

            2.7.4    Upon receipt of written notice from Contractor that the Work is ready for final inspection and acceptance and upon receipt of an acceptable final Payment Application with all required submittals, Owner and/or Owner's Lenders will promptly make such inspection and, when Owner and Owner's Lenders find the Work acceptable under the Contract Documents and the Contract fully performed, Owner shall approve the Final Payment.

            2.7.5    Notwithstanding anything to the contrary in the Contract Documents, Final Payment shall not become due until Contractor submits to Owner and Owner's Lenders:

              2.7.5.1    an affidavit that all payrolls, bills for materials and equipment, and other indebtedness and obligations connected with the Work for which Owner or Owner's Property might be responsible or encumbered (less amounts withheld by Owner) have been paid or otherwise satisfied;

              2.7.5.2    a certificate of the insurer(s) evidencing that insurance required by the Contract Documents to remain in force after Final Payment is currently in effect and will not be cancelled or allowed to expire until at least 30 calendar days' prior written notice has been given to Owner;

              2.7.5.3    a written statement that Contractor knows of no reason that such insurance will not be renewable to cover the period required by the Contract Documents;

              2.7.5.4    if required by Owner or Owner's Lenders, other data establishing payment or satisfaction of obligations, such as receipts, releases and waivers of liens, claims, security interests or encumbrances arising out of the Contract or the Work which may then or in the future affect Owner, the Project or Property, and to the extent and in such form as may reasonably be designated by Owner or Owner's Lenders (if a Subcontractor or Vendor refuses to furnish a release or waiver required by Owner, Contractor shall within such time as set forth in Section 5.9 of this Agreement and in accordance with the procedure set forth in Section 5.9 furnish a bond satisfactory to Owner, in Owner's and Owner's Lenders' sole and absolute discretion, to indemnify Owner against such lien and cause it to be paid and released; if such lien remains unsatisfied after payments are made, Contractor shall immediately refund to Owner and indemnify Owner against all monies that Owner is compelled to pay in discharging such lien, including all costs and attorneys' fees);

              2.7.5.5    an affidavit certifying that Contractor has paid all taxes and all labor costs, including, without limitation, any union dues, health, welfare, pension plan, and other labor associated contributions;

              2.7.5.6    all written guarantees and warranties under the Contract for Contractor, Subcontractors and Vendors; all instructions and warranties furnished by manufacturers, suppliers, or Vendors relating to any materials and equipment incorporated in the Work; all required operation and maintenance manuals for major equipment required under the Contract; as-built drawings required under Section 5.11 of this Agreement; and a survey conducted by a licensed surveyor and paid for by Contractor at its sole cost and expense showing (i) the Work "as built," including, without limitation, the location (both vertically and horizontally) of the Project's structures and improvements (including all foundations) on the Property, the lines of the street(s) abutting the portion of the Property on which the Project is located and the width thereof, and such other matters as are reasonably requested by Owner, and (ii) no encroachments by any part of the Project outside the boundaries of the Property;

              2.7.5.7    all certificates of occupancy (or their equivalents) relating to or required for the full use and occupancy of all aspects of the Project (and Owner can fully occupy and utilize the Work for its intended use, including, but not limited to, the ability of vehicles to park and to move freely into, within, and out of the Project and the ability of pedestrians and passengers to access the Property, including the Casino Improvements from the Project as intended by Owner);

              2.7.5.8    any documents, instruments, releases, affidavits, certificates and indemnities reasonably required in order to permit Owner and Owner's Lenders to secure endorsements in form and content satisfactory to them to their respective policies of title insurance for the Property, including, without limitation, that no mechanics' or materialmen's liens appear of record, that all Lender Liens are of first priority (including prior to any unrecorded liens or other lien rights), and that there are no encroachments or violations of any recorded covenants, conditions or restrictions affecting the Property;

              2.7.5.9    such documents and other items so that Owner will receive and Owner does receive a release and complete refund of all security, bonds and/or cash amounts provided by or on behalf of Owner and held by or for the benefit of any administrative or governmental agency;

              2.7.5.10    an accurate list of all Subcontractors and Vendors with their addresses and telephone numbers;

              2.7.5.11    a statement of all unresolved claims (and for which payment has been and/or shall be withheld by Owner). Contractor shall separately list by claim number the specific dollar amounts which have previously been submitted as claims by Contractor in good faith and in full compliance with this Agreement; and

              2.7.5.12    such other certificates, instruments and affidavits relating to the Work as Owner or Owner's Lenders may reasonably require.

            2.7.6    Any unsatisfied conditions to Final Payment as set forth in this Section 2.7 shall, unless expressly waived in writing by Owner in Owner's sole and absolute discretion, be deemed to be and considered items in dispute allowing Owner to withhold from Final Payment such amounts as permitted by this Agreement. Owner shall give Contractor prior written notice of any such withholding. Contractor shall not be entitled to receive payment on any Payment Application that is inaccurate or incomplete or that contains any material misrepresentation. The rights and remedies of Owner under this Section 2.7 shall be non-exclusive and shall be in addition to all other remedies available to Owner under this Agreement or at law, in equity or otherwise.

            2.7.7    Except for such unresolved claims stated in specific dollar amounts which have been previously filed by Contractor in good faith and in full compliance with this Agreement, the submittal by Contractor of its final Payment Application shall constitute a final and irrevocable release and waiver by Contractor of any and all other claims and causes of action for additional costs allowable under the Contract Documents. This shall include, but not be limited to, any and all claims for additional amounts relating to the unresolved claims so identified by Contractor and claims or potential claims of Subcontractors and Vendors arising out of this Contract, whether or not any such claims or potential claims arise in contract or in tort or were known or unknown at the time of submittal of the final Payment Application.

          2.8    Withholding.    In addition to any amounts withheld from a Payment Application by Owner pursuant to Sections 2.3.7 and/or 2.7.6 of this Agreement, in the event of and during any breach or default or failure to perform by Contractor of its obligations pursuant to the Contract Documents, or any third-party claim against Owner arising out of or connected with the Work, Owner shall have the right (and Contractor hereby expressly authorizes Owner) to withhold such amounts and payments to Contractor as Owner in good faith deems necessary to protect Owner against or compensate Owner for any damage, cost, expense and loss attributable to the foregoing, to cure any breach, default or failure to perform, or to assure the payment of claims of third persons, and at Owner's option to apply such sums in such manner as Owner may in good faith deem necessary or proper to secure protection from or to satisfy such claims. Owner shall give

  Contractor prior written notice of any such withholding. Owner shall not be deemed in default by reason of withholding payment under this Agreement in good faith.

          2.9    Joint Checks. Owner shall have the right (but not the obligation) to issue in its discretion, at any time and from time to time, payment checks for portions of a progress payment or the Final Payment payable jointly to Contractor and the person or persons owed (including, without limitation, any Subcontractor or Vendor). Without limiting the generality of the foregoing, if Contractor fails, neglects, or refuses to pay for labor or services performed or materials or equipment supplied in connection with the Work as payments become due, Owner shall have the right (but not the obligation) upon written notice to Contractor to make payments directly for any and all such labor, materials, or equipment and to deduct the amount of such payment from the Contract Sum. Owner also shall have the right upon five (5) calendar days' prior written notice to Contractor to stop the performance of the Work by Contractor until payment of all amounts due and owing by Contractor has been made and such failure by Contractor to make such payments shall be a material breach under the Contract; provided, however, Owner shall not have any duty to stop the Work.

          2.10    Waiver.    Owner's payment of any item pursuant to any Payment Application or otherwise shall not constitute approval of the Work or the Payment Application, or result in Owner's waiver of any claims, all of Owner's rights being specifically reserved. A progress payment or partial or entire use or occupancy of the Project by Owner shall not constitute acceptance of Work not in accordance with the Contract Documents. The acceptance of Final Payment by Contractor, a Subcontractor, and/or a Vendor shall constitute a waiver of all claims by that payee, except those previously made in writing and identified by that payee as unsettled at the time of the Payment Application for the Final Payment.

          2.11    Deposits and Payments.    If any deposits are required for the purchase of any materials, such deposits will be specifically identified by category and credited against amounts as billed in that category. Contractor agrees to receive and hold all payments to it by Owner as trust funds to be applied only to the payment of the Contract Sum. Contractor will, promptly upon written request from Owner, account for any and all funds theretofore received by Contractor from Owner. Contractor agrees to arrange to purchase such materials or equipment in advance of the time for installation in the Project as may be deemed advisable by Owner or Contractor, provided such purchases in excess of Fifty Thousand Dollars ($50,000.00) are approved by Owner and Owner's Lenders. Upon payment to Contractor of approved deposit amounts, Contractor shall provide Owner with an assignment of Contractor's rights relating to such deposit made and agreement for purchase of such item.

          2.12    Title to Materials.    Contractor represents and warrants to Owner that (i) title to all of the Work and materials and equipment incorporated into the Work or covered by any Payment Application will pass to Owner upon the earlier of incorporation in the Work or receipt of payment by Contractor, and such title shall be free and clear of all liens, claims, security interests or encumbrances; (ii) the vesting of such title shall not impose any obligations on Owner or relieve Contractor of any of its obligations under the Contract Documents; (iii) Contractor shall remain responsible for damage to or loss of the Work, whether completed or under construction, until responsibility for the Work has been accepted by Owner in the manner set forth in this Agreement; and (iv) no Work covered by a Payment Application and no material or equipment incorporated in the Work will have been acquired or incorporated into the Work by Contractor, or by any other person performing Work or furnishing materials and equipment for the Project, subject to an agreement under which an interest in the Work or an encumbrance on the Work or the Property is retained by the seller or otherwise imposed by Contractor or such other person. Subject to the terms of this Agreement, including any modifications or waivers of rights provided herein (including, without limitation, Section 15.1 hereof), the provisions of this Section shall not be a bar to Contractor's lien rights as to the Property under Nevada state law as to Work for which Contractor has not yet received payment (and to the extent Contractor is entitled to payment).

          2.13    Maintenance of Books and Records.    Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under the Contract and as are otherwise reasonably satisfactory to Owner. Contractor's books, records, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, cancelled checks, pay requests, invoices, bills and statements and all other data relating to or arising out of the design and construction of the Work, shall at all times be made available to Owner and Owner's Lenders for inspection, audit, and copying during normal working hours in Anaheim Hills, California. Contractor shall preserve in Anaheim Hills, California, all such records for a period of at least three (3) years after the Completion of the Work or for such longer period as may be required by law.

        3.    CHANGES IN THE WORK.

          3.1    Change Orders.

            3.1.1    Changes in the Work (as defined in Section 13.1 of this Agreement), regardless of impact, shall be made only in accordance with a Change Order or Construction Change Directive. No Change in the Work will increase the Contract Sum, or extend the Scheduled Completion Date, without an accompanying Change Order. Accordingly, no course of conduct or dealings between the parties, nor express or implied acceptance of alterations or additions to the Work, and no claim that Owner has been unjustly enriched by any alteration or addition to the Work, whether or not there is in fact any such unjust enrichment, shall be the basis for any claim to an increase in the Contract Sum or an extension of the Scheduled Completion Date. Notwithstanding anything to the contrary, any and all approvals, consents, Change Orders, and other documents under this Agreement affecting Owner's rights and/or the Work shall be effective only if signed by Owner.

            3.1.2    Once the actual cost of such Change in the Work and corresponding extension, if any, in the Scheduled Completion Date have been determined pursuant to this Article 3, prior to using such actual cost to make any increase in the Contract Sum, and prior to extending the Scheduled Completion Date, such actual cost and/or extension, as the case may be, shall be reduced and offset by any and all reductions or Changes in the Work which result in a reduced Contract Sum and/or an advancement of the Scheduled Completion Date, as the case may be (i.e., Changes in the Work shall be netted out). Any increase in the Contract Sum as a result of net Changes in the Work shall not exceed the sum of: (i) the aggregate additional amounts (if any) actually paid by Contractor to its Subcontractors and Vendors for the applicable Change in the Work, plus a mark-up on such amounts of not more than five percent (5%) to Contractor, and (ii) the increase (if any) in the actual Cost of the Work (as defined in Section 13.5 of this Agreement) incurred by Contractor with respect to the applicable Change in the Work to the extent (if any) performed by Contractor directly, plus a mark-up on any such increase incurred by Contractor of not more than ten percent (10%) to Contractor.

            3.1.3    At any time and from time to time prior to Completion of the Work, Owner may request Contractor to make Changes in the Work. If Owner desires a Change in the Work, Owner may, in its sole and absolute discretion and in writing, request a Change Proposal from Contractor (a "Change Proposal Request"). A Change Proposal Request shall set out, in reasonable detail, the Changes in the Work requested by Owner. Within ten (10) calendar days following its receipt of a Change Proposal Request, Contractor shall issue a Change Proposal (as defined in Section 13.3 of this Agreement). Contractor also shall issue a Change

    Proposal: (i) when Contractor reasonably believes that a Change in the Work is necessary or desirable (pursuant to a right set forth in this Agreement); or (ii) when a Change in the Work is made necessary by Governmental Requirements. Any material Changes in the Work shall require Owner's Lenders' prior approval.

            3.1.4    If Contractor refuses or fails to timely provide a Change Proposal requested by Owner, or modifies or alters a Change Proposal Request, or if Owner and Contractor are unable to agree in writing upon the terms of the Change Proposal requested by Owner, including, but not limited to: (i) the amount of increase or decrease in the Contract Sum, or (ii) the length of extension or advancement, if any, of the Scheduled Completion Date, Owner: may (1) issue a Construction Change Directive pursuant to Section 3.2 of this Agreement; (2) require Contractor to obtain at least three bids from qualified Subcontractors to perform such Change in the Work, and Owner may designate the Subcontractor from said bidders to perform such Change in the Work, and/or (3) engage other contractors, subcontractors and/or laborers to perform such Change in the Work, and Contractor shall cooperate fully with any of such persons, and any such hiring by Owner or issuance of a Construction Change Directive shall not affect this Agreement in any manner (other to provide for a reduction in the Contract Sum, equal to the amount of any Work reflected in the Schedule of Values not being performed by Contractor) and shall not be deemed to be a constructive termination.

            3.1.5    No dispute between Owner and Contractor relating to: (i) a change in the Contract Sum or the Scheduled Completion Date due to any Change in the Work, or (ii) any Change in the Work (either additive or reductive) shall entitle Contractor to walk off the Project or to slow down the Work.

          3.2    Construction Change Directive.

            3.2.1    Owner may, by Construction Change Directive, without invalidating or breaching the Contract, order a Change in the Work. Upon receipt of a Construction Change Directive from Owner, Contractor shall promptly proceed with the Change in the Work involved (including implementing any reductions in the Work) and advise Owner of the Contractor's agreement (in which case Contractor shall sign and return the Construction Change Directive) or disagreement with the method, if any, provided in the Construction Change Directive for determining the proper adjustment, if any, in the Contract Sum and/or the Scheduled Completion Date.

            3.2.2    A Construction Change Directive signed and unmodified by Contractor indicates the agreement of Contractor therewith, including the method, if any, provided in the Construction Change Directive for determining the adjustment, if any, in the Contract Sum and/or the Scheduled Completion Date. Upon Contractor's written acceptance and delivery thereof to Owner of the unmodified Construction Change Directive, that Construction Change Directive shall become a Change Order. If Contractor fails to advise Owner of its agreement or disagreement with the proposed adjustment in the Contract Sum and/or the Scheduled Completion Date within ten (10) calendar days after the delivery of the Construction Change Directive to Contractor, then the Construction Change Directive shall be deemed approved by Contractor and shall become a Change Order, and Contractor shall have no right to any adjustment to the Contract Sum and/or the Scheduled Completion Date in excess of the adjustments, if any, provided in the Construction Change Directive.

            3.2.3    If Contractor disagrees with the method or adjustment in the Contract Sum and/or the Scheduled Completion Date within the ten (10)-calendar day time period provided for in Section 3.2.2 above, the method and the adjustment shall be submitted to an appropriate consultant for a recommendation or binding resolution as Owner may elect. If the parties are unable within a reasonable period of time (as determined by Owner) to reach an agreement or binding resolution by the consultant (if Owner elects) under the prior sentence or otherwise, the matter shall be resolved after Completion of the Work, in accordance with Section 15.11 of this Agreement.

            3.2.4    After Owner has issued a Construction Change Directive and pending final determination of the adjustment, if any, in the Contract Sum, any amount not in dispute may be included in Payment Applications to be paid by Owner.

          3.3    Surety Waiver.    Change Orders or Construction Change Directives as described in this Agreement shall not be subject to inspection or approval by any sureties issuing any performance or labor and material payment bonds in connection with the Project, whether or not the Change Orders (or Construction Change Directives) encompass "substantial" changes in the scope of Work undertaken by Contractor. Contractor shall cause any sureties, in issuing any performance or payment bonds in connection with the Project, to expressly waive any of their respective rights to approve any Change Orders or Construction Change Directives executed by Owner and Contractor.

        4.    STARTING AND COMPLETION DATE; DELAYS IN THE WORK.

          4.1    Commencement of Work.    Contractor shall commence the Work in accordance with the Project Design and Construction Schedule no later than June 6, 2002 ("Date of Commencement"); provided that commencement of the construction phase of the Work shall commence upon Owner's issuance to Contractor of a written notice to proceed with the construction phase of the Work. If Owner fails to issue such a written notice to proceed in accordance with the Project Design and Construction Schedule, and if no default has occurred under Section 8.1 of this Agreement and Project Architect has timely provided all Design Services as required under the Contract (including in compliance with the Project Design and Construction Schedule), including the timely submission to Owner for its written approval of acceptable construction documents and the Plans and Specifications and such written approval has been given by Owner, the Scheduled Completion Date shall be extended pursuant to Change Order in accordance with Article 3 of this Agreement by one day for each full day that Owner fails to issue such notice to proceed.

          4.2    Completion of the Work.

            4.2.1    Contractor shall proceed expeditiously with adequate forces, and shall achieve Substantial Completion of the Work (as defined in Section 13.9 of this Agreement) not later than June 27, 2003 (the "Scheduled Completion Date"), subject to any Excusable Delays (as defined in Section 13.7 of this Agreement). Subject to Section 4.2.2 below, if any Excusable Delays occur and subject to the procedures set forth in Section 4.2.5 of this Agreement, the Scheduled Completion Date shall be extended by one day for each full day of Excusable Delay delaying "critical path" items. The Scheduled Completion Date also shall be extended or accelerated as the parties may agree pursuant to any Change Order(s) approved by Owner (if any). If minor items remain to be completed after Substantial Completion of the Work (the "Punchlist Items"), Contractor shall complete the Punchlist Items and achieve Completion of the Work, within a reasonable time, but in any case not later than sixty (60) calendar days following Substantial Completion of the Work. Contractor has prepared and delivered to Owner a "Project Design and Construction Schedule" indicating the time required to complete each portion of the Work. The Owner approved Project Design and Construction Schedule is attached hereto as Exhibit C and incorporated in this Agreement by this reference. The Project Design and Construction Schedule may not be changed without the prior written approval of Owner (and Owner's Lenders as to material changes) and shall identify and label the "critical path" items.

            4.2.2    If any Excusable Delay occurs and as a condition precedent to the granting of an extension of time, Contractor shall within five (5) calendar days of the beginning of such Excusable Delay, give Owner written notice of the Excusable Delay, which notice shall include an explanation of the Excusable Delay and its impact on the critical path items of construction (including a description, as fully as practicable, at that time, of the nature, cause and expected duration of the delay), and shall set forth Contractor's proposed new Scheduled Completion Date. If Owner and Contractor agree on the Excusable Delay and its effect, all in accordance with Section 4.2.5 of this Agreement, any extension of the Scheduled Completion Date shall be reflected in a Change Order which must be approved by Owner (and Owner's Lenders as to material changes) in writing in order to give effect to any extension of the Scheduled Completion Date. If Owner and Contractor are unable to agree, any issue of Excusable Delays shall be resolved after Completion of the Work, in accordance with Section 15.11 of this Agreement.

            4.2.3    Contractor shall keep the Project Design and Construction Schedule up-to-date and revised on a monthly basis. The up-to-date Project Design and Construction Schedule as revised shall be provided by Contractor to Owner on a monthly basis. Contractor also shall forward to Owner and Owner's Lenders each month a monthly summary report of the progress of various parts of the Work under the Contract, describing the existing status of the Work, rate of progress, estimated time of completion, cause of any Delays in the Work (as defined in Section 13.6 of this Agreement), and a comparison of actual progress with the most recent Project Design and Construction Schedule. If Owner reasonably determines at any time that the progress of the Work, or any portion of the Work, is behind the periods set forth in the Project Design and Construction Schedule or reasonably believes that the Work will not be complete by the Scheduled Completion Date, then immediately following written notice from Owner, Contractor shall submit to Owner for its review and approval a narrative description of the means and methods which Contractor intends to employ to expedite the progress of the Work to ensure timely completion of the various phases of the Work as well as the totality of the Work, and Owner shall have the right to require Contractor to work its construction crews and Subcontractors and other personnel overtime, and to direct Contractor to take all other necessary action, including, without limitation, increasing the number of personnel and implementing double shifts. Such overtime work and other actions shall continue until such time as the Work has progressed so that it complies with the stage of completion required by the Project Design and Construction Schedule. Additional costs incurred due to such overtime work and other actions shall be at Contractor's sole cost and expense and shall not result in any adjustment in the Contract Sum. Owner's exercise of any of its rights under the Contract Documents including, but not limited to, rights regarding a Change in the Work, or Owner's exercise of any of its remedies, including, but not limited to, Owner's rights under Section 8.2.2 of this Agreement, or Owner's rights to require correction or re-execution of any Work, shall not under any circumstances be construed as interference with Contractor's performance of the Work.

            4.2.4    Other than as expressly allowed and solely to the extent provided for under Section 8.5 of this Agreement, Contractor agrees for itself and its agents and for its Subcontractors and Vendors, and will cause each Subcontractor to agree by its subcontract with Contractor for performance of the Work and each Vendor to agree by its agreement or purchase order with Contractor for materials, supplies, equipment, and/or related services for the Work, that it will make no claim or claims against the Property, Project, Owner (or any party affiliated or associated with Owner or any assets of Owner), or Owner's Lenders for damages or losses incurred as a result of or arising out of Delays in the Work, including, but not limited to, any Excusable Delays (as defined in Section 13.7 of this Agreement). Lost time from any Excusable Delays in the Work, if claimed by the Contractor and approved by Owner in accordance with this Agreement, solely and completely will be compensated and balanced by an extension of the Scheduled Completion Date. The Contractor and each Subcontractor and Vendor shall accept any such extensions at no additional cost to Owner, and waive and relinquish any right to payments of any kind for any Delays in the Work, including, without limitation, for any Excusable Delays.

            4.2.5    To the extent Contractor or any Subcontractor is delayed at any time in the progress of the Work by an Excusable Delay, then the Scheduled Completion Date shall be reasonably extended by Change Order in accordance with the procedures described this Section 4.2.5 and in Article 3.

              4.2.5.1    Notwithstanding any other provision of the Contract Documents, any item that cannot be demonstrated as being on or affecting the critical path of the Work shall not result in an extension of time to perform the Work in the event such item is delayed. Further, to the extent any Delay in the Work could have been prevented or reduced if Contractor had, with diligence and due care and its best skill and attention consistent with the terms of the Contract Documents, performed its duties and responsibilities under the Contract Documents, such delay will not entitle Contractor to an extension of the Scheduled Completion Date (except for that portion, if any, of such Delay in the Work which could not have been reduced consistent with the foregoing, and subject to the other requirements of the Contract Documents, including this Section 4.2.5).

              4.2.5.2    Extensions of the Scheduled Completion Date for the Work will be authorized by Owner only if (a) Contractor has been necessarily delayed in meeting such Scheduled Completion Date by a cause which constitutes an Excusable Delay; (b) the completion of the Work by the Scheduled Completion Date is actually and necessarily delayed by such cause; (c) the effect of such cause cannot be avoided or mitigated by the exercise of all reasonable precautions, efforts and measures, including planning, scheduling and rescheduling, whether before or after the occurrence of the cause of delay, and (d) Contractor has met any notice requirements set forth in this Agreement and the other Contract Documents for it to be entitled to any extension of time. All extensions of time to which Contractor is entitled hereunder will be acknowledged by Change Order.

              4.2.5.3    The period of any extension of time for delay shall be only that which is necessary to make up the time actually lost for a Work item or items specifically identifiable on the Project Design and Construction Schedule as being on or affecting the critical path of the Work at the time in which the delay occurs.

              4.2.5.4    Contractor shall not be entitled to receive a separate extension of time for each of several causes of delay operating concurrently but only for the actual period of delay in completion of the Work irrespective of the number of causes contributing to produce such delay. If one of several causes of delay operating concurrently results from any act, fault or omission of Contractor or Subcontractor or for which Contractor or Subcontractor is responsible, and would of itself, irrespective of the concurrent causes, have delayed the Work, no extension of time will be allowed for the period of delay resulting from such act, fault or omission. Further all such extensions shall be netted out with any reductions in the Scheduled Completion Date, before implementing any such extension or increase pursuant to a Change Order.

              4.2.5.5    It shall in all cases be presumed that no extension, or further extension, of time is due unless Contractor shall affirmatively demonstrate the extent thereof to the reasonable satisfaction of Owner and a Change Order is entered into pursuant to Article 3 of this Agreement. Contractor shall maintain adequate records supporting any claim for an extension of the Scheduled Completion Date.

        5.    OBLIGATIONS OF CONTRACTOR.

          5.1    Project Staffing.    Contractor shall provide at all times a sufficient and competent organization (duly licensed, registered, trained and/or qualified to the extent required under applicable laws), which shall include, but not be limited to, Project Architect, Project Manager, Superintendent, Project Coordinator, Formwork Superintendent, foremen, engineers, detailers and inspectors, flagmen, skilled and common laborers, and such other personnel as may be necessary or desirable to prosecute and achieve Completion of the Work properly and expeditiously within the time periods required under this Agreement.

          5.2    Design Services.    Contractor shall timely procure, furnish, coordinate, monitor, manage, and supply (as applicable) and pay (except Owner shall pay for the services of Owner's consultants) for all Design Services (as defined in Section 1.3 of the Agreement) for the Project and shall obtain and pay for all permits necessary for the Project; provided, however, that Owner, directly or through consultants, shall pay for the general building permit and plan check fees for the Project. Contractor will cause Project Architect to prepare (and cause to be prepared) and to coordinate, monitor, manage, finalize and assemble, as applicable, all Plans and Specifications for the Project which (a) shall be satisfactory to Owner in its sole and absolute discretion, and (b) shall conform to the Contract Documents. The Contract Sum is based on, and the Plans and Specifications shall substantially conform to, the "Project Design Criteria and Drawings," as described on Exhibit B attached hereto.

            5.2.1    Prior to the submission of the Plans and Specifications to Owner and Owner's Lenders for approval, and in strict accordance with the Project Design and Construction Schedule, Contractor will cause Project Architect (i) to review with Owner the requirements for the Project, including the Project Design Criteria and Drawings, and arrive at a mutual understanding of such requirements with Owner, and (ii) based on the Project Design Criteria and Drawings and such mutual understanding, to prepare outline specifications and other documents fixing and describing the size and character of the Project as to architectural and structural systems, materials, and such other appropriate elements (including, without limitation, the architectural and structural drawings and specifications to be incorporated into the Plans and Specifications), to cooperate with any consultants of Owner, and to coordinate, monitor, and manage the services of such consultants in order to cause such consultants' drawings and specifications (including, without limitation, civil, mechanical, plumbing, electrical, grading, utility, security and low voltage drawings and specifications) to be timely furnished, completed and finalized in accordance with the Project Design and Construction Schedule for incorporation by Project Architect into the Plans and Specifications. The documents, specifications and drawings referred to in clause (ii) above as prepared by and/or incorporated by Project Architect shall be referred to as the "construction documents" and shall be submitted by Contractor to Owner for Owner's prior written approval in three stages in accordance with the Project Design and Construction Schedule: first, when such construction documents are fifty percent (50%) complete; second, when such construction documents are ninety percent (90%) complete; and third, when such construction documents are one hundred percent (100%) complete).

            5.2.2    The one hundred percent (100%) complete and Owner-approved construction documents shall form the Plans and Specifications, which shall set forth in detail all the requirements for the construction of the Project in compliance with all Governmental Requirements and consistent with commonly accepted, good and sound architectural and engineering practices and procedures. Owner shall have the right in its sole and absolute discretion to approve or reject the Plans and Specifications and any amendments, modifications or supplements thereto, and, in the event of any such rejection, Contractor shall cause Project Architect to modify such Plans and Specifications, or any portion thereof, to the sole satisfaction of Owner.

            5.2.3    Upon the approval of the Plans and Specifications by Owner and Owner's Lenders (including any later approval by Owner and Owner's Lenders of any amendments, modifications, and or supplements thereto), Contractor shall cause Project Architect to make written certifications to Owner (and Owner's Lenders) that the Plans and Specifications (and such amendments, modifications and/or supplements thereto) have been approved by the officer or officers of the governmental agencies or other parties having jurisdiction over the issuance of, and who have issued, all requisite grading, building and other permits, certifications, consents and/or licenses enabling construction of the Project in accordance with the Plans and Specifications (including any amendments, modifications and/or supplements thereto).

            5.2.4    Contractor shall be solely responsible for paying Project Architect. Contractor shall require and ensure that Project Architect complies with all Governmental Requirements and all other applicable requirements set forth in the Contract Documents. Contractor shall be responsible to Owner for any acts and/or omissions of Project Architect and/or its respective agents and employees relating to the Project, and Contractor shall defend, hold harmless and indemnify any Indemnitee (as defined in Section 11.1 of this Agreement), from and against any and all loss, liability, costs, damages, claims or causes of action, including, without limitation, attorneys' fees, costs and expenses, which may arise or be incurred by any Indemnitee (as defined in Section 11.1 of this Agreement) by reason of any acts and/or omissions of Project Architect and/or its respective agents and employees performing Work relating to the Project.

            5.2.5    Nothing contained in this Agreement or the other Contract Documents shall create any professional obligations or contractual relationship between Owner and Project Architect, and Owner shall have no obligation to directly pay Project Architect for any Design Services or other Work performed in connection with the Project. Owner shall be responsible for paying any consultants hired by Owner to provide civil, mechanical, plumbing, electrical, grading, utility, security and low voltage drawings and specifications for the Project.

          5.3    General Supervision of Construction.    The individuals who shall be responsible on behalf of Contractor for supervising the Project are Steve Smith ("Project Manager"), Greg Willson ("Superintendent"), Dana De Felice ("Project Coordinator"), and Andre Walters ("Formwork Superintendent"). Except for reasons beyond its control, Contractor shall not change the individuals serving as the Project Manager, Superintendent, Project Coordinator or Formwork Superintendent during the term of this Agreement without the prior written approval or direction of Owner. The Superintendent shall be at the Property on a full-time basis and at all times while any Work is being performed. The Project Manager and Project Coordinator shall spend such time at the Property as is necessary or desirable to so supervise and direct the Work along with the Superintendent. Subject to Article 7 of this Agreement, Contractor shall be solely responsible for all construction performed pursuant to the Contract Documents, including, without limitation, the coordination and implementation of all techniques, procedures and sequences with respect to the Work.

            5.3.1    Unless otherwise provided in the Contract Documents, Contractor shall provide, furnish, supply and pay for all labor, materials, tools, supplies, equipment, machinery, water, utilities, transportation, and all other facilities and services (whether temporary or permanent and whether or not incorporated into the Work) necessary or desirable for proper execution and timely completion of the Work.

            5.3.2    Contractor shall: (i) obtain all permits, including, without limitation, all trade permits, and all governmental approvals, licenses, and inspections necessary for the proper and timely execution and completion of the Work and shall pay all costs and/or fees for obtaining the same, except that Owner, directly or through consultants, shall be responsible for paying for the general building permit for the Project and all plan check fees, (ii) procure, maintain, and provide to Owner copies (or originals if requested by Owner) of all certificates of inspection, authorizations, bonds, permits and licenses, and pay all charges and fees and give all notices necessary and incidental to the due and lawful prosecution of the Work and as required by any Governmental Requirements and/or any governmental authority or other party having jurisdiction over the whole or any part of the Work, and (iii) fully comply with all Contract Documents in the performance of the Work or any part of or event relating to the Work.

            5.3.3    Contractor shall inspect and keep reasonable records of all materials and labor entering into the Work or on the Property.

            5.3.4    Contractor shall supervise and direct all such construction work in accordance with the highest standard for construction in Las Vegas, Nevada.

            5.3.5    Contractor shall be responsible to Owner for all acts and/or omissions of Contractor's employees and agents, Subcontractors and Vendors, and Contractor shall defend, hold harmless and indemnify any Indemnitee (as defined in Section 11.1 of this Agreement) from and against any and all loss, liability, costs, damages, claims or causes of action, including, without limitation, attorneys' fees, costs and expenses, which may arise or be incurred by any Indemnitee by reason of any acts and/or omissions of Contractor's employees and agents, Subcontractors and/or Vendors or of any person for which any of the foregoing may be responsible or liable.

            5.3.6    Contractor shall not be relieved of its obligation to perform the Work in accordance with the Contract Documents either by activities or duties of Owner or Owner's Lenders, by any request, approval or consent of Owner, or by tests, inspections or approvals required or performed by persons other than Contractor.

            5.3.7    Contractor shall require and ensure that each Subcontractor and Vendor comply with all applicable requirements set forth in the Contract Documents for Contractor.

            5.3.8    At all times during performance of the Work on the Project, including, without limitation, during any partial use or occupancy of the Project by Owner or others, Contractor shall not use (and shall ensure that its Subcontractors, Vendors and any other persons performing Work on the Project do not use) Owner's toilet facilities and the Project's permanent toilet facilities. Contractor also shall perform (and shall cause its Subcontractors and Vendors to perform) all Work on the Project so as to cause the least inconvenience and disruption to Owner's business which may require performance of Work at hours when Owner's business is least active.

            5.3.9    Except to the extent the Contract Documents expressly provide otherwise, if any dispute arises between Owner and Contractor, Contractor shall proceed with the performance of its obligations under the Contract with reservation of all rights and remedies it may have under the Contract unless the Contract is terminated by Owner. Notwithstanding any provision of this Contract or the other Contract Documents to the contrary, during the pendency of any dispute, action or proceeding (including in respect of any Change Order) between Contractor and Owner, so long as Owner continues to pay all undisputed amounts hereunder, Contractor shall continue to perform the Work diligently and in accordance with the Contract so as to complete the Work on or before the Scheduled Completion Date.

    Notwithstanding any provision to the contrary herein or in the other Contract Documents, Contractor shall not be relieved of any of its obligations hereunder unless and to the extent of a final judgment resolving any such dispute, action or proceeding. Contractor recognizes and acknowledges that the provisions of this Section and the Completion of the Work on a timely basis notwithstanding any dispute, action or proceeding are fundamental to the contractual relationship established pursuant to this Contract, shall be specifically enforceable, and that Owner would not have entered into this Contract but for Contractor's agreement set forth herein. Contractor acknowledges that it understands and has duly considered and consulted with counsel concerning the significance of this provision.

          5.4    Site Meetings and Visits by Owner.    Contractor shall hold weekly meetings (or more frequently if necessary or desirable) at the Property for the Project with some or all of the following: Owner, Other Builders, and Subcontractors and Vendors, as required, to resolve any outstanding issues, to clarify requests for additional information and to discuss the progress of the Work. Contractor shall be responsible for securing attendance of its Subcontractors, Vendors and other personnel at such meetings. Unless otherwise directed by Owner, Contractor shall be responsible for the meeting minutes. Meeting minutes shall be in writing and distributed in a timely fashion so that they can be received and reviewed by all recipients prior to the next meeting. Owner, Owner's Lenders, Other Builders and any other party designated in writing by Owner shall have complete and unfettered access to the Property, the Project and the Work at all times. Contractor shall, at all times, provide Owner, Owner's Lenders, Other Builders and Owner's other representatives and contractors access to the Work in preparation and progress wherever located. Visits to the Property or observations of the Work by Owner, Owner's Lenders, Other Builders, or any party designated by Owner or Owner's other representatives, shall in no way relieve Contractor from its obligations to carry out the Work in accordance with the Contract Documents.

          5.5    Independence of Contractor; Taxes.    Contractor is an independent contractor and shall pay all federal and state taxes and contributions for Social Security, unemployment insurance and income withholding tax and other taxes that are measured by wages paid to Contractor's employees, as well as all sales, consumer, employment, use and similar taxes for the Work or portions of the Work provided by or through Contractor or any Subcontractor or Vendor or relating to their operations or property. Nothing contained in the Contract Documents or otherwise shall be deemed or construed to (i) make Contractor the agent, representative, servant or employee of Owner, or (ii) create any partnership, joint venture, or other association or relationship between Owner and Contractor. Any approval, review, inspection, direction or instruction by Owner or any party on behalf of Owner in respect to the Work or services of Contractor shall relate to the results Owner desires to obtain from the Work, and shall in no way affect Contractor's independent contractor status or obligation to perform the Work in accordance with the Contract Documents.

          5.6    Clean-up and Other Duties.

            5.6.1    Contractor shall maintain sufficient labor, and appropriate tools and materials, including, but not limited to, dumpsters, at the Property for the Project, and shall at all times keep the Work, the Project and the Property free from accumulation of waste materials, rubbish, dirt, debris and dust. Contractor shall maintain streets leading to the Project and used as a means of ingress or egress in a clean condition, and shall remove from these areas spillage and tracking arising from the performance of the Work, and shall promptly repair any damage to same. Contractor shall minimize the impact and effect of the Work on properties adjoining and nearby the Property, and shall take all necessary or desirable precautions to prevent any debris including, but not limited to, fugitive dust, from entering or interfering with any adjacent or nearby property.

            5.6.2    Upon Substantial Completion of the Work, Contractor shall in accordance with Governmental Requirements: (i) remove all debris, rubbish, unused materials, tools, construction equipment and machinery from the Property, and (ii) leave the Property and improvements in a neat, clean and broom-clean condition.

            5.6.3    If Contractor fails to clean up as provided in the Contract Documents, Owner may do so and upon written notice to Contractor charge the cost to Contractor.

            5.6.4    Contractor shall not directly contact or communicate with any neighbor or resident in the vicinity of the Project, but shall promptly forward to Owner all communications from or relating to any such person.

          5.7    Secure Project/Security/Safety of Personnel.

            5.7.1    Contractor shall secure, protect, and be responsible for the safety of the Work, materials, supplies, tools and equipment and all other improvements and personal property for the Project, whether or not incorporated into the Work or located at the Property. Contractor shall bear the cost of, and be liable for, and promptly shall remedy, all loss and damage to any of them from any cause whatsoever (even if not covered by Contractor's insurance), except loss or damage caused solely by Owner's gross negligence or willful misconduct. Owner will not in any manner be responsible for any such loss or damage (or for the cost of insurance against such loss or damage), except loss or damage caused solely by Owner's gross negligence or willful misconduct.

            5.7.2    Contractor shall provide all necessary or desirable measures for security at and on the portion of the Property where the Work is being performed in connection with the Project, including, but not limited to, fences, gates, cameras, and patrols. Without limiting any of Contractor's obligations herein or under the Contract, Owner may elect to provide and/or maintain security of its own choosing for the whole or portions of the Work and/or the Property and/or adjacent property, but Owner shall not have any obligation to do so and shall not have any responsibility or liability of any kind to any party or person relating to Owner's obtaining or failing to obtain any security for the Property.

            5.7.3    Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the Work, and without limiting the foregoing, shall take all reasonable precautions for the safety of, and shall provide for all reasonable protections to prevent injury to, any of its employees, Project Architect, Subcontractors, Vendors, and all other persons (including, without limitation, Owner, Owner's Lenders, and Other Builders) on the portion of the Property where the Work is being performed in connection with the Project or adjacent to or nearby the same. In connection with the Work, Contractor shall give any required notices and otherwise comply with Governmental Requirements bearing on the safety of persons or property or their protection from damage, injury or loss. Contractor shall also, and shall cause all Subcontractors and Vendors to, comply with Owner's "Project Construction Safety and Health Guidelines" in the form attached hereto as Exhibit J.

          5.8    Statement of Claims.    Whenever requested by Owner, Contractor shall certify to Owner in writing (in a form satisfactory to Owner) the amounts then claimed by and/or due and owing from Contractor to any person(s) for labor and services performed and materials and supplies furnished relating to the Work, setting forth the names and addresses of the persons whose charges or claims for materials, supplies, labor, or services have been paid and whose charges or claims are unpaid or in dispute, and the amount due to or claimed by each respectively.

          5.9    Mechanic's Liens; Stop Notices.    If any mechanics', materialmen's or other liens or stop notice claims (other than a lien or stop notice which is the result solely of Owner's failure to issue payment to Contractor in breach of this Agreement) are filed by anyone in relation to the labor, services, materials or supplies rendered or supplied to the Work, Contractor, at its sole cost and expense, shall obtain a bond in an amount and with a bonding company satisfactory to Owner in Owner's and Owner's Lenders' sole and absolute discretion, and file with the appropriate court a petition to substitute the bond for such lien or claim within five (5) working days after receipt of notice thereof (or such lesser period in any loan documents relating to Owner's Lenders), and obtain a court order within thirty (30) calendar days after filing such petition, allowing substitution of the bond for such lien or claim. Owner shall have the right to withhold an amount equal to twice the sum of all such liens and claims from amounts otherwise payable by Owner to Contractor under the Contract, regardless of whether the 30-calendar day period has expired. Owner shall give Contractor prior written notice of any such withholding. If Contractor fails to have such lien or claim discharged as described above, Owner may (but shall have no obligation to) cause such liens and claims to be discharged and the expense of discharging, including, without limitation, any payment by Owner, the amount of any obligation assumed by Owner by bond, indemnity, or otherwise, as well as Owner's attorneys' fees and costs in connection therewith, shall promptly be repaid to Owner by Contractor with interest thereon per annum at the prime rate (as then published by Bank of America) plus two percent (2%) from the date such expenses, fees or costs were incurred by Owner until the date repaid by Contractor.

          5.10    Contractor's Familiarity.

            5.10.1    Execution of this Agreement by Contractor is Contractor's representation and warranty to Owner that the Contract Documents that exist as of the Effective Date (including, without limitation, the Project Design Criteria and Drawings) are, and the Contract Documents that will be prepared in accordance with the terms of this Agreement will be, full and complete, and that the same are now sufficient to enable Contractor to determine the Contract Sum, to provide the Design Services, to complete the Plans and Specifications, to construct the Work in accordance with the Contract, and otherwise timely to fulfill all of its obligations under the Contract, including, but not limited to, Contractor's obligation to complete the Work for an amount not in excess of the Contract Sum on or before the Scheduled Completion Date. Contractor further represents and warrants to Owner that Contractor: (i) is highly experienced with construction projects substantially similar to the Work, (ii) has had ample time to familiarize itself with, and has fully reviewed and familiarized itself with (and will continue to review and familiarize itself with) (a) the Contract Documents, including, without limitation, the Project Design Criteria and Drawings, (b) the Governmental Requirements, and (c) the Technical Studies and Reports, and (iii) has visited and examined the Property (and will continue to do so), has investigated all physical, legal, and other conditions affecting the Work, and fully is familiar with all of the conditions on, under, about and affecting the portion of the Property on which the Work will be performed in connection with the Project.

            5.10.2    Contractor has taken (and will continue to take) field measurements and verified (and will continue to verify) field conditions, and carefully compared such field measurements and conditions and other information known to Contractor with the Contract Documents and has not found any omissions, errors or discrepancies. Contractor's duty to carefully study and compare Contract Documents with each other and with field measurements and report to Owner, in writing, any errors, inconsistencies, discrepancies, ambiguities, conflicts or omissions is ongoing and extends for the full term of the Work, and Contractor shall not proceed on that portion of the Work where any such errors, omissions, inconsistencies, ambiguities, discrepancies, or conflicts are found without prior written instruction from Owner.

            5.10.3    Without limiting the generality of the foregoing, Contractor specifically represents and warrants to Owner that it has satisfied itself as to: (1) the nature, location, and character of the Work and the portion of the Property on which the Work will be performed in connection with the Project, including, without limitation, all improvements and obstructions on and under such portion of the Property, both natural and man-made; (2) the nature, location, and character of the general area in which the Project is located, including, without limitation, its climatic conditions, available labor supply and labor costs, and available equipment supply and equipment costs; and (3) the quality and quantity of all materials, supplies, tools, equipment, labor, and professional services necessary to achieve Completion of the Work pursuant to and in accordance with the Contract and for no greater than the Contract Sum and by the Scheduled Completion Date.

            5.10.4    In connection with the foregoing, Contractor represents and warrants to Owner that it (i) has determined the Contract Sum with respect to all of the foregoing, and (ii) has no knowledge of any errors, inconsistencies, discrepancies, omissions, ambiguities, or conflicts in any or all of, or between or among any of the Contract Documents, and that if it becomes aware of any such errors, inconsistencies, discrepancies, omissions, ambiguities, or conflicts, it promptly will notify Owner in writing and take appropriate steps (with the prior written approval of Owner) to address the same.

            5.10.5    Further articulation of the Contract Documents shall not be the basis for any change to the Contract Sum or Scheduled Completion Date. If Contractor encounters any unforeseen conditions during the course of the Work, it shall promptly notify Owner in writing and Changes in the Work, if any, shall be made by Change Order. Any conditions that Contractor reasonably should have foreseen given Contractor's status as a Contractor experienced with Construction projects of similar size and complexity as the Work and Contractor's review of the Property, the Contract Documents, the Technical Studies and Reports, shall not be a basis for an increase in the Contract Sum or extension of the Scheduled Completion Date. The failure of the Contractor fully to acquaint itself with any provision of the Contract Documents or other matter shall not in any way relieve it from responsibility for performing the Work in accordance with the Contract Documents, and for the Contract Sum and by the Scheduled Completion Date.

            5.10.6    Neither Owner nor any person on behalf of Owner has made representations or warranties, oral or written, to Contractor or any of its agents with respect to the conditions of the Property or improvements thereon, or regarding the completeness, correctness, or adequacy of any Technical Studies and Reports or Contract Documents.

          5.11    Record Drawings.    At Substantial Completion of the Work and as a condition precedent to Final Payment, Contractor shall furnish to Owner record (i.e., "as built") drawings showing the effect of Change Orders and Construction Change Directives, any Change in the Work not authorized by Change Order or Construction Change Directive, general construction, mechanical, electrical, and all other Work, and indicating the Work as actually completed and installed. These as-built drawings shall consist of carefully drawn markings on a set of reproducible mylar of the Plans and Specifications (and electronically when available). Contractor shall maintain at the Property one current record copy of the Plans and Specifications, Change Orders, Construction Change Directives, approved Submittals and other modifications, in good order and marked to record changes and selections made during construction.

          5.12    Shop Drawings.    Contractor shall prepare or cause to be prepared and review, approve and submit to Owner shop drawings, product data, samples and similar submittals ("Submittals") required by the Contract Documents with reasonable promptness and in such sequence as to cause no delay in the Work or in the activities of Owner or Other Builders at the Property. Submittals made by Contractor which are not required by the Contract Documents and/or are not submitted in compliance with the Contract Documents may be returned without action. Contractor shall perform no portion of the Work requiring a Submittal unless such Submittal has been approved in writing by Owner. Such Work shall be in accordance with the Submittals as approved by Owner. In submitting shop drawings, product data, samples and similar Submittals, Contractor represents and warrants that it has determined and verified materials, field measurements and field construction criteria related to them, and has checked and coordinated the information contained within such Submittals with the requirements of the Work and of the Contract Documents. Contractor shall not be relieved of responsibility for deviations from requirements of the Contract Documents by any approval by Owner of any Submittal unless Contractor has specifically informed Owner in writing of such deviation at the time of the Submittal, and Owner has given prior written approval to the specific deviation. Contractor shall not be relieved of responsibility for errors or omissions in shop drawings, product data, samples or similar Submittals by reason of any approval by Owner.

          5.13    Subcontractors.

            5.13.1    Contractor hereby represents and warrants that it is (and will at all times while performing Work be) licensed and qualified to act in the capacity of a general contractor under the laws of the State of Nevada in connection with the Project and that it will contract with all Subcontractors as are necessary for Completion of the Work and that all Subcontractors will be properly licensed and qualified to act in the capacity of subcontractors under the laws of the State of Nevada at all times while performing Work in connection with the Project. Contractor shall furnish to Owner in writing, for prior written acceptance by Owner prior to the date on which Contractor awards or executes any subcontracts, the names of qualified, responsible, and reputable Subcontractors proposed for the principal portions of the Work. Contractor shall not contract with any Subcontractor if such Subcontractor is or has been rejected by Owner. Contractor shall not be required to contract with any Subcontractor against whom it has a reasonable objection. Contractor shall not make any substitution for any Subcontractor that has been accepted by Owner in writing, unless such substitution is first accepted by Owner in writing. At the request of Owner, Contractor shall provide copies of the licenses for Contractor and any Subcontractor to Owner. Contractor shall not permit any Subcontractor to perform Work on the Project without first obtaining a copy of such Subcontractor's valid license to perform such Work.

            5.13.2    All Work performed for or on behalf of Contractor by a Subcontractor shall be pursuant to an appropriate written agreement between Contractor and such Subcontractor (and where appropriate, between Subcontractors and their Subcontractors and/or Vendors) which shall contain provisions that: (i) preserve and protect the rights of Owner under the Contract with respect to the Work to be performed under the subcontract, so that the subcontracting of the Work shall not prejudice such rights and shall require that such Work be performed in accordance with the requirements of the Plans and Specifications and other Contract Documents and for the provision of information for Contractor to comply with its obligations under the Contract; and (ii) require that the subcontract and any purchase orders may not be assigned by Subcontractor or any Vendor but permit the assignment of the subcontract and any purchase orders by Contractor to Owner or a third party designated by Owner, including Owner's Lenders, and such assignees shall have the right to enforce such subcontracts and purchase orders.

            5.13.3    All subcontract agreements shall conform to the requirements of the Contract Documents. Contractor shall not waive or fail to exercise any material or significant right or remedy under any subcontract or waive any material or significant default under any subcontract without Owner's prior written approval. Contractor shall direct and supervise each Subcontractor fully and shall have full and complete authority with respect to such direction and supervision subject to the terms of the Contract Documents. Notwithstanding the exercise of any of Owner's rights of approval or disapproval in the subcontracting process or the process of managing subcontracts, Contractor shall be responsible and liable to Owner for all acts and/or omissions of Subcontractors and/or Vendors.

            5.13.4    Contractor hereby assigns to Owner all its interest in all subcontract agreements and purchase orders now existing or hereafter entered into by Contractor for performance of any part of the Work, which assignment will be effective only upon acceptance by Owner in writing and only as to those subcontract agreements and purchase orders that Owner designates in said writing. Such assignment may not be withdrawn by Contractor prior to the end of the Warranty Period (as defined in Section 12.2 of this Agreement), and Owner may accept said assignment at any time prior to the end of the Warranty Period. Upon such acceptance by Owner: (i) Contractor shall promptly furnish to Owner the originals of the designated subcontract agreements and purchase orders, and (ii) Owner shall be required to compensate the designated Subcontractor(s) or Vendor(s) only for compensation accruing to same for Work done or materials delivered from and after the date as of which Owner accepts in writing assignment of such subcontract agreement(s) or purchase order(s). All sums due and owing by Contractor to the designated Subcontractor(s) or Vendor(s) for work performed or material supplied prior to the date as of which Owner accepts in writing assignment of the subcontract agreement(s) or purchase order(s), and all other obligations of Contractor accruing prior to Owner's written acceptance of such assignment, shall constitute a debt and an obligation solely between such Subcontractor(s) or Vendor(s) and Contractor, and Owner shall have no liability with respect to such sums or any other obligations of Contractor.

          5.14    Cooperation.

            5.14.1    Contractor acknowledges that a portion of the Project will attach to and/or be joined into the Casino Improvements. Accordingly, in connection with the Work on the Project, Contractor shall cooperate fully with Owner and Other Builders of the Casino Improvements and shall schedule, coordinate and sequence its Work with that of Owner and the Other Builders in order to minimize the (i) cost of the work for Owner and such Other Builders and (ii) the time needed to achieve Substantial Completion of the Work. Upon Owner's request, Contractor shall at all times provide the Other Builders with access to the Work in preparation and progress wherever located and with any and all information concerning the Project and its progress, including, without limitation, the Project Design and Construction Schedule and the Plans and Specifications (as the same may be amended from time to time), especially as they relate to the portions of the Work that will be attached to and/or joined into the Casino Improvements. Contractor further shall afford the Other Builders a reasonable opportunity for the introduction and storage of their materials and equipment on the portion of the Property relating to the Project and shall permit the execution of their work on the portion of the Property relating to the Project, and Contractor shall connect its Work with theirs as and when required under the Contract Documents. If any part of Contractor's Work depends in part for proper execution or results upon the work of the Other Builders (or vice versa), Contractor shall, prior to proceeding with such Work, promptly report in writing to Owner any apparent discrepancies or defects in such other work or activities that would render it unsuitable for proper execution or results or incompatible with Contractor's Work. Failure of Contractor to do so shall constitute an acknowledgement and agreement by Contractor that the Other Builders' completed or partially completed work is fit and proper to receive Contractor's Work and such construction and/or activity is fully compatible with Contractor's Work. Should Contractor or its Subcontractors, Vendors or any other person performing Work for or on behalf of Contractor on the Project cause any damage or loss to the work of the Other Builders, Contractor shall promptly remedy such damage or loss. Owner also shall require the Other Builders promptly to remedy any damage or loss to the Work of the Contractor caused by such Other Builders or their subcontractors or any other person performing work on the Casino Improvements for or on behalf of such

    Other Builders. Notwithstanding the foregoing, any costs caused by defective work shall be borne by the party responsible therefor.

            5.14.2    Contractor and its Subcontractors and Vendors shall use all best efforts to work without causing labor disharmony, coordination difficulties, delays, disruptions, impairment of guarantees or interferences of any other obligations of any of Owner's other contractors, engineers, inspectors and consultants, including, without limitation, Other Builders.

            5.14.3    Contractor will not engage in, nor commit its personnel to engage in, any other projects while performing Work on the Project to any extent that such other projects may materially and adversely affect the quality or efficiency of the Work required to be performed by Contractor in connection with this Project or which will otherwise be detrimental to the carrying on and completion of this Project.

        6.    RIGHTS OF CONTRACTOR.

          6.1    General Authority and Powers.    Subject to the provisions of this Agreement and the other Contract Documents, Contractor shall have full power and authority to:

            6.1.1    Specify all techniques and sequences of construction, furnish and select all labor, construction equipment, tools, machinery, and all other facilities and services appropriate, necessary or desirable for the proper completion of the Work, and to execute and deliver contracts and agreements with Subcontractors and Vendors (subject to Owner's prior written approval to the extent required by this Agreement) for the performance or provision of every service or supply deemed by Contractor to be necessary or appropriate for the construction of the Work in accordance with the Contract Documents.

            6.1.2    Dismiss Subcontractors, Vendors and employees of Contractor who, in Contractor's reasonable opinion, are not properly performing the tasks which shall have been assigned to them.

            6.1.3    Perform, supervise, or direct any and all other tasks which Contractor shall reasonably deem to be necessary or appropriate to facilitate the construction of the Work in accordance with the Contract Documents.

  Notwithstanding any other provision of the Contract, including, but not limited to, this Article 6, Contractor and its Subcontractors and Vendors shall access the Project and confine all activities and Work on the Project to the areas as directed by Owner.

          6.2    Selection of Materials; Variation from Plans.    Unless otherwise specified or provided for in the Contract Documents or in any written notice from Owner (which shall thereafter become part of the Contract Documents to the extent expressly so provided in such written notice), Contractor shall select all materials, appliances, mechanical devices, supplies and equipment to be incorporated into the Work. Contractor shall promptly notify Owner in writing if any items in the Contract Documents shall not be readily available, and Owner shall have the right (but not the obligation) to designate an available substitute item pursuant to Change Order. Nothing in this Section 6.2 or elsewhere in this Agreement shall derogate from Contractor's responsibility to select, order, and timely purchase such items. If Contractor does not timely order or arrange for delivery of items or materials required for the Work, Owner may (but is not obligated to) arrange for delivery or order such items and materials and in such event the Contract Sum shall be reduced by the cost of such items and materials arranged for or ordered by Owner.

        7.    RIGHTS OF OWNER.

          7.1    Generally.    Solely Todd Nisbet and Darrell Richards shall have the authority to act on behalf of Owner under this Agreement, subject to Owner's right to withdraw, substitute or replace Todd Nisbet and/or Darrell Richards, with notice to Contractor. Contractor shall take direction and instruction from Todd Nisbet or Darrell Richards on behalf of Owner, with regard to the Property, Work and Project. Notwithstanding any provision in this Agreement to the contrary, Owner shall have the right to require Contractor to remove any employee of Contractor (including, without limitation, the Project Manager, Superintendent, Project Coordinator and/or Formwork Superintendent) from the Project and to terminate any Subcontractor and/or Vendor whose work is not deemed satisfactory by Owner, who is abusive of Owner's property, who employs vile language, who is disorderly, or as to whom Owner has any other reasonable objection.

          7.2    Partial Occupancy Or Use.    Owner may occupy or use any completed or partially completed portion of the Work at any stage, including opening portions of the Project to the public. Notwithstanding any other provision of the Contract, any such partial occupancy or use shall not: (i) constitute final acceptance of any Work, (ii) relieve Contractor of responsibility for loss or damage because of or arising out of defects in, or malfunctioning of, any Work, material, or equipment, or from any other unfulfilled obligations or responsibilities under the Contract Documents, (iii) commence any warranty period under the Contract Documents (provided Contractor shall not be liable for ordinary wear and tear resulting from such partial occupancy), or (iv) entitle Contractor to any Retainage. Contractor and Owner shall cooperate in all aspects of Owner's partial use and occupancy of the Work and Project, including, without limitation, scheduling, allocation of costs of utilities, access and storage, any cost impacts as may mutually be agreed upon between Owner and Contractor, and all other arrangements. Unless and until Owner issues a Certificate of Substantial Completion pursuant to Section 13.9 of this Agreement for such portion of the Work partially occupied or used by Owner, Owner shall not be obligated to pay Retainage relating to such portion of the Work at that time partially used or occupied by Owner, and it is the express intent of Contractor and Owner that Contractor waive the benefits of Section 624.620 of the Nevada Revised Statutes.

          7.3    Ownership, License and Use of Project Architect's Drawings, Specifications and Other Documents.    While Project Architect shall maintain ownership of that portion of the Plans and Specifications prepared by Project Architect, Contractor shall, and shall cause Project Architect and all other applicable persons performing any of the Design Services to, transfer to Owner without reservation the copyright and all related common law and statutory rights (federal and state) with regard to all documents, drawings, specifications, electronic data and information, including, without limitation, the Plans and Specifications (and all amendments, modifications or supplements thereto), prepared, provided and/or procured by Contractor, Project Architect, or any other applicable persons performing Work in connection with the Design Services (the "Design-Build Documents"). The foregoing transfer shall be effective on the date upon which Owner has paid in aggregate to Contractor (for Design Services) at least $612,000.00 of the Contract Sum. From and after the date of this Agreement and until such time as the transfer of such copyright and other rights to Owner is effective, Contractor hereby grants (and has caused or will cause Project Architect and any other necessary persons to grant) to Owner an exclusive, irrevocable perpetual license to use, distribute, display, reproduce and make derivatives of each and all of the Design-Build Documents for all uses relating to the Project, including, but not limited to, to copy and distribute the Design-Build Documents to any persons necessary for the construction and completion of the Project, including, without limitation, to those governmental authorities or other persons having approval rights over the Project. The foregoing license shall be effective upon the date of this Agreement, shall survive any termination of this Agreement and shall only terminate upon the transfer to Owner of the copyright in the Design-Build Documents as provided in this Section 7.3. The parties to this Agreement further hereby acknowledge and agree that at all times, regardless of any termination of this Agreement or any termination of any license granted hereunder, the Design-Build Documents, and any derivative thereof, shall be for use solely with respect to the Work and the Project. Contractor shall not use (or allow Project Architect, any Subcontractor or Vendor or any other person to use) the Design-Build Documents, or any derivative thereof, on any other projects or for any other purpose without the prior written consent of Owner, which consent may be withheld in Owner's sole and absolute discretion. Contractor further shall take all reasonable precautions to protect and shall not publish, reproduce, display, duplicate, distribute or circulate copies (or allow Project Architect, any Subcontractor or Vendor or any other person to do so) of the Design-Build Documents except as required under this Agreement.

          7.4    Owner's Right to Award Separate Contracts.    Owner reserves the right to award separate contracts to persons other than Contractor (including, but not limited to, Other Builders) or to use its own forces to perform work or other activities on the Project (including, without limitation, pursuant to Article 3 and Sections 8.3 and 8.5 of this Agreement or otherwise) or on the Property.

        8.    CONTRACTOR'S DEFAULTS AND OWNER'S REMEDIES.

          8.1    Contractor's Defaults.    Each of the following occurrences is a default of Contractor under the Contract:

            8.1.1    The failure of Contractor to perform the Work in a diligent, expeditious, workmanlike and careful manner strictly in accordance with the Contract, including, but not limited to, in compliance with all Governmental Requirements, or any other failure of Contractor to comply with the Contract or to perform any material obligations under the Contract (including, without limitation, the failure of Contractor to pay timely Subcontractors and Vendors for Work performed or material supplied for the Project or the failure of Contractor to achieve Substantial Completion of the Work or Completion of the Work within the time periods prescribed by Section 4.2.1 of this Agreement), unless Contractor takes and completes corrective action satisfactory to Owner, in Owner's sole and absolute discretion, with respect to any such failure within five (5) calendar days following written notice from Owner specifying the failure or other default (unless a different, specific time period for Contractor's performance is set forth in this Agreement, in which case Contractor shall have such specified period in lieu of such five (5)-calendar day period within which to take and complete corrective action); provided, however, that if the nature of Contractor's failure or default (excluding any failure to pay Subcontractors or Vendors, any failure to achieve Substantial Completion of the Work or Completion of the Work within the time periods prescribed by Section 4.2.1 of this Agreement, and any failure or default of the type referred to in Sections 8.1.2, 8.1.3, 8.1.4, 8.1.5 or 8.1.6 of this Agreement) is such that corrective action cannot be reasonably completed within the aforesaid five (5)-calendar day period, then Contractor shall (unless such default or failure is a second occurrence in which event Contractor shall not have any right to cure except within said five (5)-calendar day period) not be in default under this Agreement if it commences corrective action within such five (5)-calendar day period and thereafter diligently completes such corrective action within the shortest feasible time (but in no event longer than sixty (60) calendar days) and in a manner satisfactory to Owner, in Owner's sole and absolute discretion; and provided, further, that no cure period shall apply in the case of any failure or default which, by its nature, cannot be cured.

            8.1.2    The making by Contractor of any general assignment for the benefit of creditors; the filing by or against Contractor of a petition to have Contractor adjudged a bankrupt or be discharged of its debts or of a petition for reorganization or arrangement under any law relating to bankruptcy unless, in the case of a petition filed against Contractor, the same is dismissed within ten (10) business days of the filing; or the appointment of a trustee or receiver to take possession of all or a significant portion of Contractor's assets.

            8.1.3    The recordation of a mechanics' or materialmen's lien on the Property or the Work by a Subcontractor or Vendor or any other person performing Work relating to the Project, provided that Contractor, at its sole cost and expense, does not obtain a bond in an amount and with a bonding company satisfactory to Owner in Owner's and Owner's Lenders' sole and absolute discretion, and file with the appropriate court a petition to substitute the bond for such lien within five (5) working days after receipt of notice of such lien (or such lesser period in any loan documents relating to Owner's Lenders), and obtain a court order within thirty (30) calendar days after filing such petition, allowing substitution of the bond for such lien.

            8.1.4    Failure of Contractor for three (3) successive calendar days or an aggregate of five (5) calendar days in any thirty (30) calendar day period (other than Sundays or national holidays), to have an adequate number of Subcontractors at the Property who are actively and productively working on the Project, unless Excusable Delays exist for such absence.

            8.1.5    Failure of Contractor for five (5) calendar days following a request from Owner to provide Owner with evidence of satisfactory funds (and a perfected first priority lien therein) available to make up any overage with regard to the Contract Sum as required under Section 2.2 of this Agreement.

            8.1.6    Owner's good faith belief that Contractor will not complete the Work within the time periods required under the Contract Documents or within the Contract Sum.

          8.2    Owner's Remedies.    In the event of any default of Contractor specified under Section 8.1 above (which is not an all-inclusive list of defaults), or any other default of or failure to perform by Contractor under the Contract, which is not cured within the express applicable time period (if any), set forth in Sections 8.1.1 through 8.1.6 above, Owner may, without prejudice to any other rights or remedies of Owner:

            8.2.1    terminate the Contract, reduce the scope of Contractor's services, or suspend, delay or interrupt the Work in whole or in part for such period of time as Owner may determine by written notice specifying the effective date of such termination, reduction, suspension, delay or interruption; provided, however, the right of Owner to terminate the Contract or reduce, suspend, delay, or interrupt the Work shall not give rise to a duty on the part of Owner to exercise this right for the benefit of Contractor or any other person or entity. If Owner elects to delay, suspend or interrupt the Work or reduce the scope of Contractor's services due to a default by Contractor, Contractor shall not be entitled to any further payments under the Contract unless and until such default is cured or Owner and Contractor reach mutual agreement in writing on a resolution of such default, nor shall Contractor be entitled to the benefits under Sections 8.3 or 8.5 of this Agreement with regard to any such termination, reduction, suspension, delay or interruption. No increase or upward adjustment shall be made in the Contract Sum for any such termination, reduction, suspension, delay or interruption, and in no event shall Owner be liable for, or shall Contractor or any Subcontractor, Vendor or any other party performing any Work on the Property be entitled to, any lost opportunity, lost profit or consequential damages claimed or alleged by Contractor, any Subcontractor, Vendor or any other party performing any Work on the Property and relating to any such termination, reduction, suspension, delay or interruption. If Owner first elects to suspend, delay or interrupt the Work, Owner also may at any time thereafter elect to terminate the Contract. Upon termination of the Contract, Owner may: (a) enter upon the Property and take possession of all materials of any kind that have been paid for, that are to be incorporated into the Work, or to which Owner has any ownership rights or interest, and finish the Work and provide the materials therefor or contract with others to do so by whatever method Owner deems expedient; (b) accept assignment of such subcontracts or purchase orders, if any, as Owner may specify in writing; and/or (c) pursue any other rights or remedies provided for under the Contract Documents or available at law, in equity or otherwise. In case of such termination, Contractor shall not be entitled to receive any further payment unless and until the Work is finished, at which time Contractor shall be entitled, subject to the terms of the Contract Documents, to receive only such additional payments under the Contract, if any, as are provided in Section 8.6 of this Agreement. If a court determines that reduction, suspension, delay or interruption of the Work or termination of Contractor pursuant to this Section 8.2 was wrongful, such reduction, suspension, delay or interruption of the Work or termination will be deemed converted to a suspension, delay, interruption or termination for convenience pursuant to Section 8.3 or 8.5, as the case may be, of this Agreement, and Contractor's exclusive remedy for wrongful reduction, suspension, delay or interruption of the Work or termination shall be limited to the recovery of the payments required upon a termination for convenience as set forth in Section 8.3 of this Agreement or the adjustment, if any, in the Contract Sum and/or Scheduled Completion Date required under Section 8.5 of this Agreement, as the case may be; or

            8.2.2    cure such default, and the cost of curing defaults, including, but not limited to, compensation for any additional services and any other expenses arising from or related to such default (including, but not limited to, those listed in Section 8.6 of this Agreement) shall upon written notice to Contractor be deducted from any payments then or thereafter due to Contractor under the Contract Sum. If payments then or thereafter due to Contractor are not sufficient to cover such amounts, Contractor shall pay the difference to Owner upon Owner's demand and such amounts shall bear interest per annum at the prime rate (as then published by Bank of America) plus two percent (2%) from the date of demand until paid.

          8.3    Termination for Convenience.    Owner, for convenience or otherwise, may terminate Contractor's services at any time upon five (5) calendar days prior written notice to Contractor. If Owner terminates Contractor's services under this Section 8.3 (and without limitation of any of Owner's rights with respect to a default or a breach by Contractor), Owner's sole obligation and liability to Contractor shall be to reimburse Contractor (and Contractor's exclusive remedy shall be to receive reimbursement) for (i) the Cost of the Work incurred (and not cancelable or refundable) by Contractor for Work properly performed by Contractor up to the date of termination and approved by Owner in accordance with the Contract, but not in excess of the portion of the Contract Sum equitably allocable to such Work (and less the portion of the Contractor's fee to be paid pursuant to clause (ii) below) based on the value the percentage of such properly performed and completed Work by Contractor bears to the total value of the Work included within the Contract Sum, plus (ii) a pro rata portion of the Contractor's fee (as set forth on the Owner-approved Schedule of Values) based on the percentage obtained by dividing the Work properly performed and completed (including Design Services) through the effective date of such termination for convenience by the total Work required to be performed by Contractor under this Agreement, less all payments previously made to Contractor under the Contract and any amounts owed by Contractor to Owner under the Contract. Any sum due to Contractor pursuant to the preceding sentence shall be promptly paid by Owner, and any overpayment shall be promptly refunded by Contractor to Owner.

            8.3.1    In the event that (i) Owner terminates this Agreement for convenience, and (ii) Contractor fulfills all of its obligations with regard to such termination as provided in this Agreement and all other obligations arising prior to such termination (including but not limited to the obligation to cause the Design Build Documents to comply with all Governmental Requirements), and (iii) Owner within six (6) months from the effective date of such termination for convenience retains a contractor other than Contractor to complete the Project using Contractor's Design Build Documents, Owner shall pay to Contractor (upon Owner's commencement of construction with such other contractor and based on the foregoing), the amount of $250,000 as an additional fee relating to the termination for convenience.

          8.4    Contractor's Cooperation Following Termination.    If Owner terminates this Agreement pursuant to a right set forth in the Contract Documents, Contractor, upon receipt of Owner's termination notice, shall: (i) place no further orders or subcontracts for materials, equipment, services, or facilities, (ii) discontinue the Work on that date specified in the notice and thereupon vacate the Property and remove all equipment and materials owned by Contractor therefrom, (iii) promptly execute or cause the execution of any and all required documents and assignments of right to Owner in connection with the termination of Contractor's Work (including, without limitation, those required under Section 7.3 of this Agreement), and (iv) deliver to Owner all such documents and all materials, equipment, or other items or things for whose cost the Contractor requests or has requested reimbursement under this Agreement. Owner, however, shall not be obligated to pay or reimburse Contractor for any costs for which Contractor may be liable to Subcontractors or Vendors on account of cancellation, termination, or restocking charges of any kind that are due to Contractor's failure to bind such Subcontractors and Vendors to the terms and conditions of this Contract relating to termination. Any of Contractor's equipment, machinery and supplies not removed from the Property within seven (7) calendar days from the date of Owner's request may be removed and stored by Owner at Contractor's sole risk and expense.

          8.5    Suspensions By Owner.

            8.5.1    Owner's Right To Suspend For Convenience.    Owner may at any time, with or without cause, suspend, delay, reduce or interrupt performance of all or any portion of the Work for such period or periods as Owner elects (and without limitation of any of Owner's rights with respect to a breach or default by Contractor) by giving Contractor five (5) calendar days' written notice specifying which portion of the Work is to be suspended, delayed, reduced or interrupted and the effective date of same. Such suspension, delay, reduction or interruption shall continue until Owner terminates the same by written notice to Contractor. No such suspension, delay, reduction or interruption by Owner shall constitute a breach or default by Owner under the Contract Documents. Contractor shall continue to diligently perform any remaining Work that is not suspended, delayed, reduced or interrupted and shall take all actions necessary to maintain and safeguard all materials, equipment, supplies and Work in progress affected by the suspension, delay, reduction or interruption.

              8.5.1.1    Payment Upon Suspension For Convenience.    In the event of a suspension, delay, or interruption for convenience by Owner, any necessary equitable adjustment shall be made by Change Order pursuant to Sections 3.1.2 and 4.2.5 of this Agreement (i) for an unavoidable increase, if any, in the Contract Sum, and/or an extension, if necessary, in the Scheduled Completion Date, caused solely by such suspension, delay or interruption ordered by Owner for convenience, but only if and to the extent such delay, suspension or interruption exceeds a period of twenty (20) consecutive calendar days following commencement of the construction phase of the Work, and (ii) for any reduction in the Contract Sum, and acceleration of the Scheduled Completion Date, relating to any such suspension, delay, interruption or reduction by Owner under this Section 8.5. No increase or upward adjustment shall be made in the Contract Sum for any such suspension, delay, interruption or reduction, and in no event shall Owner be liable for, or shall Contractor or any Subcontractor or Vendor or any other person performing any Work be entitled to, any lost opportunity, lost profit or consequential damages as a result of any suspension, delay, interruption or reduction by Owner under this Section 8.5.

              8.5.1.2    Provided, however, that no adjustment shall be made to the extent that performance was otherwise subject to suspension, delay, or interruption by another cause for which Contractor or a Subcontractor or Vendor is responsible.

          8.6    Payment to Contractor Upon Termination for Cause.

            8.6.1    If Owner terminates the Contract for Contractor's breach or default (and subject to the satisfaction by Contractor of the conditions set forth in Section 8.6.3 below), Contractor shall thereafter be entitled, as and when provided in Section 8.2 of this Agreement, to reimbursement only of such amount (if any), by which:

              8.6.1.1    the Cost of the Work for Work actually and properly completed by Contractor (and not cancelable or refundable) in accordance with this Agreement and the other Contract Documents up to the date of such termination (but not to exceed the portion of the Contract Sum fairly allocable to the Work so completed), exceeds:

              8.6.1.2    the total of (i) all payments theretofore made to Contractor under the Contract Documents, and (ii) all damages and other costs and expenses incurred by Owner, directly or indirectly, arising out of or as a result of Contractor's breach or default, including, without limitation: (1) the cost of any additional consultants' services, or managerial and administrative services required thereby, (2) any additional costs incurred in retaining another architect, contractor or other subcontractors, (3) any additional financing, interest or fees and other costs that Owner must pay, including by reason of a delay in completion of the Work, Owner's termination of Contractor and the finishing of the Work by another method after such termination, (4) attorneys' fees and expenses, and (5) any other damages, costs, and expenses Owner may incur as a result of Contractor's breach or default, including if Owner elects to complete the Project after such termination, the amount by which the actual cost of completing the Project (including the actual cost of components of the Project that are not part of the Work) is greater than what such actual cost (including the actual cost of the components of the Project that are not part of the Work) would have been if Contractor had fulfilled its obligations under the Contract Documents, and if Owner elects to not complete the Project after such termination, all damages suffered by Owner arising out of Contractor's breach of this Agreement.

            8.6.2    If the amount referred to in Section 8.6.1.2 of this Agreement exceeds the amount referred to in Section 8.6.1.1 of this Agreement, Contractor shall pay the difference to Owner immediately upon Owner's demand and such amount shall bear interest per annum at the prime rate (as then published by Bank of America) plus two percent (2%) from the date of demand until paid.

            8.6.3    Any reimbursements or payments to be made to Contractor under this Section 8.6 are expressly conditioned on (i) Contractor previously having delivered to Owner possession and unfettered access to the Work and Property and all materials, equipment, tools and the like (undamaged and in good condition) which Owner has paid for and/or been billed for; (ii) Contractor previously having delivered to Owner all the items listed in, and having performed all the obligations described in, Sections 2.7.5.1 through 2.7.5.12 of this Agreement; (iii) Contractor previously having performed its obligations under Section 7.3 of this Agreement; and (iv) Contractor previously having complied with such other obligations under the Contract Documents as Owner and/or Owner's Lenders reasonably require.

          8.7    Cumulative Remedies.    The rights and remedies of Owner under this Article 8 shall be non-exclusive, and shall be in addition to all other rights and remedies available to Owner under the Contract or at law, in equity or otherwise.

        9.    CONTRACTOR'S REMEDIES.

          9.1    Contractor's Remedies.

            9.1.1    If payment from Owner for a Payment Application (exclusive of amounts properly retained or withheld or in dispute under the Contract), approved by Owner and Owner's Lenders in accordance with this Agreement, has not been received by Contractor within thirty (30) calendar days of the date payment is due pursuant to this Agreement, Contractor may cease work until such payment has been received, in which case the Scheduled Completion Date will be extended by the number of days of the cessation of Work. If payment of undisputed amounts to which Contractor is otherwise then entitled pursuant to the terms of this Agreement are not paid by Owner to Contractor within thirty (30) calendar days after written notice by Contractor (following the 30-calendar day period noted above) that the same are past due, Contractor may terminate this Agreement upon five (5) additional business days' written notice to Owner.

            9.1.2    If Contractor terminates this Agreement with cause in accordance with this Agreement, Contractor shall be entitled, as its exclusive remedy, to the recovery of the amounts (if any) to which Contractor would have been entitled had Owner, pursuant to Section 8.3 of this Agreement, terminated this Agreement for convenience effective as of the date this Agreement is so terminated by Contractor. Contractor, notwithstanding any provision of this Agreement or otherwise, shall in no event be entitled to or seek recovery of any other amounts (including, without limitation, consequential damages, lost profits, lost opportunities, overhead, or similar amounts) in the event of any reduction in the scope or scale of the Work or any suspension, delay, interruption or termination thereof, including, but not limited to, under Sections 8.2, 8.3, 8.5 or this Section 9.1 of this Agreement.

        10.    INSURANCE.

          10.1    Owner Controlled Insurance Program.

            10.1.1    The Owner, at its expense, has implemented an Owner Controlled Insurance Program ("OCIP") to furnish certain insurance coverages with respect to activities on the Property for the Project. The OCIP will be for the benefit of Owner, Contractor, and Subcontractors of all tiers (unless specifically excluded) who have employees at the Project. Such coverage applies only to Work performed under the Contract Documents at the Property. The OCIP shall not include, and Owner shall not be responsible for providing, any insurance coverages other than those specifically identified in the OCIP Manual (defined in Section 10.1.2 of this Agreement). In addition, the first $25,000 of each loss or damage covered under the Builder's Risk Insurance policy, or uninsured losses, shall be paid for by the responsible Contractor or Subcontractor. The Builder's Risk insurance provided by Owner also does not cover loss of, or damage to, any tools, implements, equipment, scaffolds, form work, machinery, cranes, consumables, office trailers, tool sheds, temporary structures or anything else which is not intended to become a permanent part of the finished Project. Contractor and eligible Subcontractors must provide their own insurance for activities off the Property and automobile liability pursuant to the OCIP Manual, and the costs of such insurance for Contractor and Subcontractors shall be solely Contractor's and Subcontractor's responsibility. To the extent Contractor and or any Subcontractor becomes ineligible for the OCIP or is no longer covered by the OCIP, Contractor and such Subcontractor shall provide all required insurance under the OCIP Manual.

            10.1.2    Details concerning the OCIP are provided in the "OCIP Manual" which is attached hereto as Exhibit K and incorporated herein by this reference, and which has been made available to Contractor and has been or will be made available to its Subcontractors, for use in preparing their bids and estimates and in planning the performance of their Work. Contractor and each Subcontractor will participate in the OCIP established for the Project in accordance with the OCIP Manual. Participation in the OCIP is mandatory but not automatic. Contractor shall, and Contractor shall cause all Subcontractors to, complete all forms, submit the information required and abide by the mandates established in the OCIP Manual. Any exceptions to this requirement must be approved by Owner in writing in advance.

            10.1.3    At the end of the Project, prior to Final Payment, a final audit will be conducted (the "OCIP Audit") to determine the exact amount of the credit based on the insurance provided under the OCIP, and the Contract Sum will be adjusted pursuant to Change Order downward (but not in any event upward) to reflect the exact amount of the credit determined pursuant to the OCIP Audit. Contractor shall carefully review all Subcontractor and pricing information to ensure that Owner is not required to pay a second time, as part of the Contract Sum, insurance coverages Owner has already purchased under the OCIP. Contractor also shall ensure that the net cost, if any, of any Change Order entered into pursuant to this Agreement excludes any costs for insurance coverages Owner is furnishing under the OCIP, and Contractor shall expressly identify in any Change Order any credits owing to Owner in connection with such Change Order for cost savings to be realized in connection with the Change Order as a result of Owner's furnishing of the insurance coverages provided under the OCIP.

          10.2    Professional Liability Insurance.

            10.2.1    Prior to commencing Work on the Project, Contractor shall cause Project Architect (including, without limitation, any architects and structural engineers and any other design professionals performing Work relating to the Project for Contractor) to obtain, fully pay for and maintain throughout the term of this Agreement and thereafter (as specified below) "claims made" Professional Liability Insurance, in form and substance acceptable to Owner in its reasonable discretion ("Professional Liability Insurance"). Such Professional Liability Insurance shall include contractual coverage and endorsements allowing insureds to sue other insureds (i.e., cross liability), with minimum limits of One Million Dollars ($1,000,000.00) per claim, with a deductible to be paid by Contractor and/or Project Architect of no more than Seventy-Five Thousand Dollars ($75,000.00) per claim, and shall provide coverage for any errors and/or omissions of Project Architect (including, without limitation, any architects and structural engineers and any other design professionals performing Work relating to the Project for Contractor). Contractor shall cause Project Architect to maintain such Professional Liability Insurance throughout the term of the Work and the Project and for a period of at least two (2) years after Completion of the Work. The Property and the Project shall be identified on the certificate of insurance which shall be provided by Contractor to Owner prior to commencement of the Work, and Owner, Wynn Resorts, LLC, Wynn Design and Development, LLC, Butler Ashworth, Ltd. and Valvino Lamore, LLC, their directors, officers, representatives, agents and employees shall be named as additional insureds. Implementation of insurance under this Section 10.2.1 shall not be construed as a limitation on the nature or extent of Contractor's obligations under this Agreement or the Other Contract Documents. Any approval of the Professional Liability Insurance by Owner will not be and shall not be construed as a representation, certification or warranty of the solvency of any insurer or the sufficiency of any amount, type or form of any insurance. The Professional Liability Insurance policy shall provide that it shall not be cancelled or amended or materially altered (including by reduction in the scope or limits of coverage) without at least sixty (60) days' prior written notice being given to Owner, and Contractor shall ensure that the policy is not cancelled, amended or materially altered without at least sixty (60) days' prior written notice being given to Owner. If, for any reason, Contractor fails to cause Project

    Architect to obtain, pay for and maintain the Professional Liability Insurance required hereunder, Owner shall have the right, but not the obligation, to obtain the same in the name and for the account of Contractor in which event Contractor shall promptly furnish to Owner all information that may be requested by Owner to permit Owner to obtain such coverage on behalf of Contractor and Contractor shall pay the premiums, expenses, fees and costs incurred by Owner in obtaining such coverage with interest thereon per annum at the prime rate (as then published by Bank of America) plus two percent (2%) from the date such premiums, expenses, fees and costs were incurred by Owner until the date repaid by Contractor.

          10.3    Evidence of Coverage.

            10.3.1    Carriers Acceptable To Owner.    All policies required of Contractor and Subcontractors pursuant to this Agreement shall be maintained with insurance carriers that are acceptable to Owner and licensed in the State of Nevada.

            10.3.2    Failure to Comply.    Neither the Contractor nor any of its Subcontractors shall be entitled to receive payment for any Work performed, or to commence operations or Work on the Property or elsewhere until such time as they provide acceptable evidence of compliance with the requirements of this Article 10. Any additional costs or delays caused by or arising out of any failures to comply with this Article 10, including the failure to furnish acceptable certificates of insurance prior to the Date of Commencement, shall be solely the responsibility of Contractor and its Subcontractors.

          10.4    Deductibles.    If any policy required to be purchased pursuant to this Agreement is subject to a deductible, self-insured retention or similar self-insurance mechanism which limit or otherwise reduces coverage, the deductible, self-insured retention or similar self-insurance mechanism shall be the sole responsibility of Contractor in the event of any loss arising out of the acts or omissions of Contractor, any Subcontractor or vendor or other person performing Work on or at the Project.

          10.5    Cooperation by the Parties.    Owner and Contractor shall fully cooperate with each other in connection with the collection of any insurance monies that may be due in the event of a loss. Owner and Contractor shall promptly execute and deliver such proofs of loss and other instruments which may be required for the purpose of obtaining recovery of any such insurance monies.

          10.6    Duration.    All General Liability, Automobile Liability, Worker's Compensation and Employer's Liability insurance required by Owner shall be kept in force without interruption until Completion of the Work. Contractor and its Subcontractors shall maintain completed operations insurance for a period of two (2) years after Completion of the Work for non-OCIP covered scope. The Builder's All-Risk Insurance shall remain in force until Contractor has achieved Completion of the Work in its entirety in accordance with this Agreement.

        11.    INDEMNIFICATION.

          11.1    Indemnity.    To the fullest extent permitted by law, Contractor hereby indemnifies and agrees to protect, defend, and hold Owner, Wynn Resorts, LLC, The Wynn Group, Wynn Design and Development LLC, Valvino Lamore, LLC, and Owner's Lenders and their respective subsidiaries, affiliates, and parent companies, and their respective members, officers, directors, employees, agents, shareholders, trustees, beneficiaries, heirs, administrators, personal representatives, advisors, attorneys, and successors and assigns (collectively "Indemnitees" and singularly an "Indemnitee") harmless from and against any and all claims, liabilities, obligations, losses, suits, actions, legal or administrative proceedings, damages, costs, expenses, awards, or judgments, including, without limitation, attorneys' fees and costs (whether or not suit is filed) (collectively "Claims" and singularly a "Claim"), any Indemnitee(s) may suffer or incur or be threatened with, and whether based on statutory, contractual, tort, common law or other theory, that are: (i) imposed by law; (ii) arising, by reason of, or relating directly or indirectly to (a) the death of or bodily injury to any person or persons, including, without limitation, employees of Contractor, (b) injury to property (including loss of use and the Work itself or the Casino Improvements, and including all costs for repair or replacement of Work, materials, supplies or equipment (whether on or off the Property or in transit) and including whether lost, stolen, damaged or destroyed), equipment, or material, including, without limitation, any of the same resulting or arising out of the performance of the Work performed by Contractor or any Subcontractor or Vendor, or any other person performing Work in connection with the Project for, on behalf of, or under the direction of Contractor, (c) violation of or failure to comply with or abide by any Governmental Requirements or variations from the Contract Documents in the actual construction of the Work, (d) any infringement of the rights of any third party, including, without limitation, copyright and patent rights (in connection with which Contractor shall pay all royalties and license fees), (e) any stop notices, mechanics' liens or similar claims relating to any labor, services, materials, goods or equipment, whether provided by Contractor, Subcontractor, Vendor or any other person performing Work in connection with the Project, and (f) any breach or alleged breach of Contractor's warranties, representations, obligations, covenants or agreements set forth in the Contract, and/or (iii) relating to or arising out of or resulting from, directly or indirectly, the performance of the Work, or from any act or omission of Contractor, or any Subcontractor or Vendor, or any other person performing Work in connection with the Project for, on behalf of, or under the direction of Contractor, or anyone directly or indirectly employed by any of them, or anyone for whose acts any of them may be liable or responsible at law, in equity, under the Contract Documents or otherwise, regardless of whether or not such Claim is caused in whole or in part by an Indemnitee; provided, however, that such indemnification obligation, as to a respective Indemnitee, shall not extend to Claims to the extent, but only to the extent, that such result from the gross negligence or willful misconduct of such Indemnitee.

            11.1.1    The indemnification obligations under this Article 11 or otherwise under the Contract Documents shall apply to and include those Claims arising from the negligent, tortuous, intentional or other acts of the indemnifying parties, and such indemnification obligations are primary to any insurance in the names of the Indemnitees. Such indemnification obligations shall not be limited in any way by any limitation on the amount or type of insurance coverages carried whether pursuant to the Contract Documents or otherwise, the amount of insurance proceeds available or paid, or any limitation on the amount or type of damages, compensation or benefits payable by or for Contractor or any Subcontractor or other person or entity under workmen's compensation acts, disability benefit acts or other employee benefit acts.

            11.1.2    The indemnification obligations under this Article 11 or otherwise under the Contract Documents also shall not be construed to negate, abridge, or reduce other rights or obligations of Contractor, including, but not limited to, any obligation of indemnity which would otherwise exist at law, in equity, or otherwise in favor of an Indemnitee.

            11.1.3    The indemnification obligations under this Article 11 or otherwise under the Contract Documents, including defense costs, shall include all attorneys' fees, investigation costs, expert witness fees, court costs, and other costs and expenses incurred by any Indemnitee. If any Claim occurs or is threatened, Contractor shall promptly notify Owner and shall defend Owner and the other Indemnitees with counsel reasonably acceptable to Owner, at Contractor's expense, unless Owner elects to defend itself, in which case Contractor shall pay for Owner's reasonable defense costs.

            11.1.4    Contractor shall use all best efforts to cause all subcontracts, purchase orders or other agreements with Subcontractors or Vendors, or any other person performing Work in connection with the Project for, on behalf of, or under the direction of Contractor, to include the same indemnity as that given by Contractor in this Article 11 in favor of the Indemnitees.

          11.2    Survival of Indemnification Provisions.    The indemnification obligations set forth in this Article 11 shall apply irrespective of whether or not any Subcontractors or Vendors obtain or fail to obtain any required insurance coverages, shall apply during the performance of the Work, and shall survive any termination of the Contract or the Completion of the Work.

        12.    WARRANTY OBLIGATIONS.

          12.1    Contractor's Warranty.    Contractor guarantees and warrants to Owner that (a) the Work, whether performed by Contractor's own personnel or by any Subcontractors or Vendors, shall be first class in quality, free from all faults and defects whatsoever (including, without limitation, patent, latent or developed defects or inherent vice), and in strict conformance with the Contract Documents and the highest standard for construction practices and quality applicable to first class, state-of-the-art parking structures, and (b) all materials, appliances, mechanical devices, supplies, and equipment incorporated into the Work shall be new and first class in grade and quality and shall strictly meet the specifications and requirements set forth in the Contract Documents. If requested by Owner at any time and from time to time, Contractor will furnish satisfactory evidence to Owner as to the kind and quality of materials, appliances, mechanical devices, supplies and equipment incorporated or to be incorporated into the Work. All Work not conforming to the requirements of this Section 12.1 (including, without limitation, substitutions or deviations not properly approved and authorized by Owner in writing by Change Order), shall be considered defective.

          12.2    Contractor's Warranty Period.    While Contractor, Subcontractors and Vendors shall be responsible for strict compliance with the requirements of Section 12.1 above throughout the course of the Work, the "Warranty Period" shall commence upon Final Payment and shall extend for a period of twelve (12) months (and five (5) years with regard to the Project's elevator machine room roof and the Project's retaining walls which are to be watertight and leakproof), from the date of Final Payment or for such longer period as may be set forth in an applicable manufacturer's warranty or prescribed under Governmental Requirements or otherwise (the "Warranty Period"). Nothing contained in this Article 12 shall be construed to establish a period of limitation with respect to other obligations which Contractor might have under the Contract Documents or under applicable law, in equity or otherwise, or reduce the period of any other similar warranty or guaranty that may apply at law or otherwise to the Work. Establishment of the time periods as described in this Article 12 relates only to the specific obligation of Contractor to correct the Work, and has no relationship to the time within which the obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish Contractor's liability with respect to Contractor's obligations other than specifically to correct the Work.

          12.3    Compliance With Contract Documents.    Upon receipt of Owner's written notice (whether during the course of the Work, during the Warranty Period, or during any longer period of time as may be prescribed by Governmental Requirements or otherwise), Contractor shall, at Contractor's sole cost and expense and at no cost to Owner, promptly perform all corrective services (including, without limitation, furnishing all labor, materials, equipment and other services at the Property and elsewhere) to Owner's satisfaction as may be necessary to remedy any defective workmanship or omissions in the Work, including, without limitation, promptly correcting or replacing any Work rejected by Owner or which is incomplete, defective or fails to conform strictly to the Contract Documents, whether observed before or after Completion of the Work and whether or not fabricated, installed, or completed. Without in any way limiting the foregoing, if within twelve (12) months after Final Payment, or within such longer period of time as may be applicable, any of the Work is found by Owner not to be in accordance with the Contract Documents or Governmental Requirements or otherwise defective or incomplete, Contractor shall correct and/or replace it promptly after receipt of a written notice from Owner to do so. In addition, if within five (5) years after Final Payment, or within such longer period of time as may be applicable, the Project's elevator machine room roof and/or the Project's retaining walls are not watertight and leakproof at every point and in every area (except where leaks can be attributed to damage to the Work proximately caused by extraordinary, external forces beyond Contractor's control and which Contractor could not reasonably have anticipated), Contractor shall, immediately upon notification by Owner of water penetration, determine the source of water penetration and, at Contractor's own expense, do any work necessary to make such Work watertight. Contractor's compliance with its obligations as stated in this Article 12, and Owner's acceptance of such corrective services, shall at all times be determined by ascertaining whether Contractor has achieved strict compliance to Owner's satisfaction with both the written and inferable requirements contained in the applicable Contract Documents approved by Owner and Governmental Requirements.

          12.4    Warranty Costs.    All costs incurred by Contractor in fulfilling Contractor's remedial warranty obligations as set forth in this Article 12 shall be solely Contractor's responsibility, including, without limitation, costs for additional testing and inspections and compensation for the services of other professionals or consultants made necessary thereby. Contractor also shall, as part of Contractor's warranty and guarantee at Contractor's own cost and expense, repair or replace any other damaged components, material, finishes, vehicles and other Work or portions of the Project or other property, including, without limitation, the Casino Improvements, damaged, affected or otherwise made necessary by or resulting from such defective, non-conforming or incomplete Work, to return the same to their original condition.

          12.5    Timeliness of Corrective Services.    To the extent possible, Contractor shall fully perform all warranty and corrective services to Owner's satisfaction within five (5) calendar days of the receipt of Owner's written notice of defective workmanship. If the corrective services require more than five (5) calendar days for completion, Contractor shall submit, within five (5) calendar days of receipt of Owner's written notice, a comprehensive written proposal itemizing all corrective actions necessary which Contractor is prepared to and shall immediately undertake and diligently pursue to enable the Work to achieve strict compliance with the latest Contract Documents, including the latest Plans and Specifications. In performing such corrective Work, Contractor shall perform its Work so as to cause the least inconvenience and disruption to Owner's business which may require performance of Work at hours when Owner's business is least active. Contractor shall not be entitled to the extra costs, if any, incurred in connection with performing corrective Work during non-business hours. Additionally, the provisions of this Agreement relating to cooperation with Owner, access, avoidance of disruption and related matters as set forth therein also shall apply to the performance of any warranty-related work.

          12.6    Warranty Survival.    Contractor's warranty and guarantee obligations set forth in this Article 12 shall apply to Work done by Subcontractors or Vendors, as well as to Work done by employees of Contractor, and such provisions shall survive acceptance of the Work, any termination of the Contract, and Completion of the Work. Contractor shall be responsible to fully indemnify and hold the Indemnitees harmless from any and all liens, claims, lawsuits, costs and expenses which may arise out of the failure of the Contractor (or any Subcontractor or Vendor) to fulfill its warranty obligations pursuant to this Contract and/or the Contractor's failure to enforce the termination by Owner of all or any portion of the Work being performed by Subcontractors and Vendors of every tier.

          12.7    Owner's Right To Correct.    In the event Contractor fails to timely correct incomplete, nonconforming or defective Work following Owner's written notice described in Section 12.5 above,

  Owner shall have the right to correct or arrange for the correction of any defects or omissions in the Work at Contractor's sole cost and expense and not as part of the Contract Sum. Contractor shall bear all costs incurred by Owner in correcting such defective Work, including, but not limited to, additional costs for redesigns, replacement contractors, materials, equipment and all services provided by Owner's personnel. Owner shall be entitled to withhold and offset, subject to any notice requirements, all costs incurred during any such corrective work against any funds which are otherwise due or which may become payable to the Contractor. If payments due Contractor are not sufficient to cover such amount, Contractor shall immediately upon demand pay the difference to Owner and such difference shall bear interest per annum at the prime rate (as then published by Bank of America) plus two percent (2%) from the date of demand until paid.

          12.8    Owner's Right to Supplement Work of Contractor.    If the Contractor violates or breaches any of the terms, conditions or covenants of the Contract, then Owner may, without prejudice to any other remedy it may have, provide such labor and materials as are reasonably necessary to remedy such deficiency including the right to hire another contractor to supplement the Work of the Contractor and deduct (after giving written notice to Contractor) all costs thereof from any money due or thereafter becoming due to the Contractor by all such amounts. If payments due Contractor under the Contract Sum are not sufficient to cover such amount, Contractor shall immediately upon demand pay the difference to Owner and such difference shall bear interest per annum at the prime rate (as then published by Bank of America) plus two percent (2%) from the date of demand until paid.

          12.9    Acceptance of Non-Conforming Work.    Owner may, in its sole and absolute discretion, elect to accept a part of the Work which is not in accordance with the requirements of the Contract Documents. In such case, the Contract Sum shall be reduced as appropriate and equitable. Owner's acceptance of any non-conforming Work shall not waive or otherwise affect Owner's right to demand that Contractor correct any other defects or areas of non-conforming Work.

          12.10    Warranty Exclusions.    Contractor's warranty obligations shall not apply to defects caused by ordinary wear and tear.

          12.11    Written Guaranty.    All guarantees and warranties specified in the Contract, including Contractor's general warranty in this Article 12, shall be executed in writing by Contractor and each Subcontractor and Vendor, as applicable, on their respective letterhead, signed jointly by Contractor and Subcontractor or Vendor, as applicable, and furnished to Owner upon commencement of the respective term of each such guarantee and warranty and as a condition precedent to Final Payment. Owner shall, in addition to the guarantee and warranty provided for in this Article 12, also have the benefit of, and Contractor shall assign to Owner in form and substance satisfactory to Owner, all warranties, service life policies, indemnities and guarantees with respect to any and all materials, appliances, mechanical devices, supplies and equipment incorporated into the Work and given by the manufacturer, retailer, or other supplier, which shall be supplied and assigned to Owner promptly after such is received by or becomes available to Contractor and as a condition precedent to Final Payment. Further, at Owner's request, Contractor shall assist Owner in enforcing all such warranties, guarantees, policies and indemnities.

        13.    DEFINITIONS.    In this Agreement, the following terms shall have the respective meanings set forth below.

          13.1    "Change in the Work" means variations, modifications, additions, reductions, deletions or changes to the Work from that indicated in the Contract Documents as constituted from time to time.

          13.2    "Change Order" means a Change Proposal or Construction Change Directive agreed to in writing by Owner and Contractor. Change Orders can modify the Contract Sum and/or the Scheduled Completion Date, and each Change Order must state whether, and by how much, the Contract Sum and/or the Scheduled Completion Date will be modified as a result of the respective Change Order. Change Orders will be effective only when in a writing executed by both Contractor and Owner.

          13.3    "Change Proposal" means a written proposal prepared and signed by Contractor setting forth (i) the Changes in the Work requested by Owner or proposed by Contractor, (ii) the amount of adjustment, if any, in the Contract Sum (using the formula in Section 3.1.2 of this Agreement), and (iii) the extent of adjustment, if any, in the Scheduled Completion Date. A Change Proposal is only a proposal unless and until signed in writing and accepted by Owner as a Change Order.

          13.4    "Construction Change Directive" means a written order, requested by Owner, prepared by Owner, and signed by Owner, and given to Contractor, directing a Change in the Work and stating a proposed basis for adjustments, if any, in the Contract Sum and/or the Scheduled Completion Date, or any of them or any combination of them. Owner may by Construction Change Directive, without invalidating or breaching the Contract, order a Change in the Work.

          13.5    "Cost of the Work" means costs actually and necessarily incurred by Contractor in the proper performance of the Work, without markup or other add-on. Such costs shall be at rates not higher than the standard then paid in Las Vegas, Nevada except with Owner's prior written consent. The Cost of the Work shall include only the following items set forth in Sections 13.5.1 through 13.5.8 herein below.

            13.5.1    Labor Costs.

              13.5.1.1    Wages and salaries, charged at Contractor's normal and customary rates which shall be no higher than the then-applicable market rates in Las Vegas, Nevada, of construction workers directly employed by Contractor to perform the construction of the Work at the Property or, with Owner's prior written consent, at off-site workshops.

              13.5.1.2    A reasonable labor burden on wages and salaries included in the Cost of the Work under Section 13.5.1.1 above, defined as a percentage of such actual wages and salaries of Contractor's construction workers described in Section 13.5.1.1 above, and which percentage shall differ on a trade-by-trade basis ("Labor Burden"). Items within and covered by the percentage Labor Burden shall not include any mark-up or fee of any kind and shall include vacation and similar benefits and worker's compensation customarily provided by Contractor to its construction workers described in Section 13.5.1.1 above. Items covered by or included within the Labor Burden shall not be separately or otherwise included in the Cost of the Work.

            13.5.2    Subcontract Costs.    Payments made by Contractor to Subcontractors in accordance with the terms of the Contract Documents and the requirements of subcontracts approved in writing in advance by Owner.

            13.5.3    Design Costs.    Costs incurred by Contractor for Design Services, including any payments made by Contractor to Project Architect in connection with the Project if Project Architect is an independent design professional retained by Contractor pursuant to a separate written contract between Contractor and Project Architect.

            13.5.4    Costs of Materials and Equipment Incorporated in the Completed Construction.    Costs of materials and equipment incorporated or to be incorporated in the completed construction, including costs of transportation and costs of excess materials required to provide a reasonable allowance for waste and for spoilage. Unused excess materials, if any, shall be handed over to Owner at the Completion of the Work or, at Owner's option, shall be sold by Contractor and proceeds from such sales shall be credited to Owner as a deduction from the Cost of the Work.

            13.5.5    Costs of Other Materials and Equipment, Temporary Facilities and Related Items.

              13.5.5.1    Costs, including transportation, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by Contractor at the Property and fully consumed in the performance of the Work; and cost less salvage value on such items if not fully consumed, whether sold to others or retained by Contractor. Costs for items previously used by Contractor shall mean fair market value.

              13.5.5.2    Costs of removal of debris (created in the normal course of performance of the Work) from the Property.

            13.5.6    Other Costs.    Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by Owner.

            13.5.7    Emergencies.    Reasonable out-of-pocket costs which are actually incurred by Contractor in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property.

            13.5.8    Reimbursables and General Requirements Costs.    Out-of-pocket costs actually incurred by Contractor for the following, and without any mark up:

              13.5.8.1    Reasonable telegrams, long-distance telephone calls, postage and parcel delivery charges, telephone service at the Property and petty cash expenses of the Property office, all as related to the Project.

              13.5.8.2    Fees, taxes and assessments for the building permits for the Work and for other permits, licenses and inspections of the Work for which Contractor is required by the Contract Documents to pay, and third party expediting and processing fees, if any, for obtaining the foregoing permits only if approved in advance in writing by Owner.

              13.5.8.3    Reasonable rental charges for temporary facilities (including trailers, fences, dumpsters, storage facilities and portable toilets), machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by Contractor, including costs for transportation, installation, minor repairs and replacements, emptying, dismantling and removal, whether rented from Contractor or others.

              13.5.8.4    Reasonable costs for offsite storage of materials or equipment if approved in writing by Owner.

              13.5.8.5    Sales or use taxes to the extent approved in writing by Owner for inclusion in the Cost of the Work.

              13.5.8.6    Royalties and license fees paid for the use of a particular design, process or product if expressly required by Owner under the Contract Documents.

            13.5.9    Costs Not to be Reimbursed.    Notwithstanding anything to the contrary in the Contract Documents or otherwise, the Cost of the Work shall not include:

              13.5.9.1    Salaries and other compensation of Contractor's personnel stationed at Contractor's principal office or offices other than the Property office, except for solely Steve Smith as Project Manager and Dana De Felice as Project Coordinator but only to the extent of their time devoted to Work at the Project performed by Contractor.

              13.5.9.2    Expenses of Contractor's principal office and offices other than the Property office.

              13.5.9.3    Overhead and general expenses.

              13.5.9.4    Contractor's capital expenses, including interest on Contractor's capital employed for the Work.

              13.5.9.5    Rental costs of machinery and equipment, except as otherwise specifically provided in this Agreement.

              13.5.9.6    Costs due to the negligence or fault of, or failure to comply with the terms and conditions of this Agreement or any of the other Contract Documents or any subcontracts or purchase orders, by Contractor, any Subcontractor or Vendor, including, without limitation, the cost of correction and/or replacement of any damaged, defective or nonconforming Work, disposal of materials and equipment incorrectly ordered or supplied, and replacement of materials and equipment incorrectly ordered or supplied, or making good any damage to property (including, without limitation, the Casino Improvements) not forming part of the Work.

              13.5.9.7    Cost of any insurance maintained (except as otherwise expressly provided in this Agreement).

              13.5.9.8    Costs of repairing Work or the Casino Improvements damaged by Contractor, Subcontractors, and/or Vendors.

              13.5.9.9    Costs of occupational or business licenses, fees or taxes required by reason of Contractor's general operations, and costs of trade associations with which Contractor is associated.

              13.5.9.10    Costs incurred by Contractor in satisfying its indemnification obligations pursuant to Article 11 of this Agreement or any other provision of this Agreement or the other Contract Documents.

              13.5.9.11    Costs associated with Work performed by Contractor pursuant to Article 12 of this Agreement.

              13.5.9.12    Costs of labor and materials for any portion of the Work and/or Project not performed by Contractor (or not performed or supplied pursuant to a written agreement with Contractor or any of its Subcontractors or Vendors), including, but not limited to, electronics, audio visual equipment, security systems, and other similar items whether or not in the Plans and Specifications and the other Contract Documents.

              13.5.9.13    Payments on account of materials, supplies, and equipment until delivered and suitably stored at the Property for subsequent incorporation or consumption in the Work, except as may otherwise be expressly provided in this Agreement.

              13.5.9.14    Payments of any kind to Contractor or any other consultant, engineer or contractor, other than as expressly provided in this Agreement.

              13.5.9.15    Costs which would cause the Contract Sum (as may be adjusted from time to time in strict accordance with this Agreement) to be exceeded.

              13.5.9.16    Costs incurred by Contractor in preparing, modifying or amending Change Proposals, or analyzing, responding to, or disputing Construction Change Directives.

              13.5.9.17    Any costs incurred by Contractor relating to a Change in the Work without a Change Order or Construction Change Directive.

              13.5.9.18    Additional costs incurred by Contractor in complying with an Owner directive or notice under this Agreement, other than as expressly provided in this Agreement.

              13.5.9.19    Labor Costs (as defined in Section 13.5.1 of this Agreement) incurred in obtaining permits, licenses or inspections.

              13.5.9.20    Any costs not specifically and expressly described in Sections 13.5.1 through 13.5.8 of this Agreement.

              13.5.9.21    Costs for materials which Owner ordered or for which Owner arranged delivery pursuant to this Agreement.

            13.5.10    No Duplication.    Notwithstanding the breakdown or categorization of any costs in this Section 13.5 or elsewhere in the Contract Documents, there shall be no duplication of payment in the event any particular items for which payment is requested can be characterized as falling into more than one of the types of compensable or reimbursable categories.

          13.6    "Delays in the Work" means delays in the Work which, notwithstanding Contractor's best and most diligent efforts to re-deploy its forces or that of Subcontractor, or re-schedule or re-sequence the Work, actually cause Substantial Completion of the Work to occur after the Scheduled Completion Date.

          13.7    "Excusable Delays" means (i) based on Contractor's extensive experience in constructing projects of similar scope and complexity, based on Contractor's representations and other terms contained in Section 5.10 of this Agreement, and based on and taking into account the Technical Studies and Reports, unforeseeable and/or unanticipatable Delays in the Work which are beyond Contractor's control and caused by unusually excessive rain or other unforeseeable excessive inclement weather, unforeseeable material shortages, fire, earthquake, riot, industry-wide labor disputes affecting the general Las Vegas, Nevada area and not limited to the Project (and not a jurisdictional dispute), national or state emergencies, acts of war or government moratorium, or (ii) delays that are the fault solely of Owner, but only if such delays affect critical path items and only after written notice from Contractor to Owner of such delay and Owner's failure to cure such delay within five (5) business days after receipt of such written notice from Contractor, all in accordance with and subject to Section 4.2.5 of this Agreement.

          13.8    "Governmental Requirements" means all applicable laws, consents, approvals, ordinances, codes, rules, directives, orders, statutes, permits (including, without limitation, those listed on Permits and Entitlements attached hereto as Exhibit D), regulations, entitlements, standards, mitigation measures, policies, covenants, conditions and restrictions, whether federal, state or local, or governmental, administrative or private. The term Governmental Requirements shall also include, without limitation, the terms of the OCIP (as defined in Section 10.1.1 of this Agreement) and any other insurance applicable to the Work.

          13.9    "Substantial Completion of the Work" means the stage in the progress of the Work when the Work is sufficiently complete in accordance with the Contract Documents so Owner can fully occupy or utilize the Work to allow construction-related vehicles to park and to move freely into, within, and out of the Project and other associated activities. The Work will not be considered suitable for Substantial Completion review until all Project systems included in the Work are operational as designed and scheduled; all designated or required governmental inspections and certifications have been made and posted, including, without limitation, the temporary certificate of occupancy and/or its equivalent; the designated instruction of Owner in the operation of all systems has been completed; and all final finishes within the Contract are in place. In general, the only remaining Work shall be minor in nature, so that Owner could occupy the building(s) comprising the Project and fully utilize such building(s) on that date (in the manner described above), and all elements and utilities in and under the Project are fully functionable and operable as provided in the Contract, and the Completion of the Work by Contractor would not materially interfere with or hamper Owner's intended use, occupancy or enjoyment of the Project. When Contractor considers that the Work, or a portion of the Work which Owner agrees in writing to accept separately, is substantially complete, Contractor shall so notify Owner in writing. Upon receipt of Contractor's notice, Owner will make an inspection to determine whether the Work or designated portion of the Work is substantially complete in accordance with the Contract Documents. If Owner's inspection discloses an item which is not in accordance with the requirements of the Contract Documents, Contractor shall, before issuance of the Certificate of Substantial Completion (as defined below), diligently and expeditiously complete or correct such item upon notification by Owner. Contractor shall then submit a request for another inspection by Owner to determine Substantial Completion of the Work. When the Work (or designated portion of the Work, if applicable) is substantially complete as determined by Owner and Owner's Lenders, Owner will prepare a "Certificate of Substantial Completion" which shall establish the date of Substantial Completion of the Work.

          13.10    "Subcontractor" means any person or entity who has a contract with or is engaged or employed by Contractor, or with any other Subcontractor, or is engaged or employed by Contractor or any other Subcontractor, at any tier to construct or perform a portion of the Work and/or provide construction related services at the Project, and includes, without limitation, each of their respective employees, agents and representatives and any party any of them may be responsible or liable for at law, in equity or under the Contract Documents.

          13.11    "Vendor" means any person or entity which has a purchase order or other agreement to provide materials, supplies, equipment and/or related services for the Work and/or provide installation services at the Project, through a contract, purchase order or other arrangement with Contractor or any Subcontractor at any tier, and includes, without limitation, their respective employees, agents, and representatives and any party any of them may be responsible or liable for at law, in equity or under the Contract Documents.

          13.12    "Work" means all skilled, unskilled and professional labor, services, fabrication, materials, supplies, tools, equipment, fixtures, hardware, materials, and other things which are appropriate, desirable or necessary for Contractor to design, construct and complete the Project and otherwise fulfill its obligations under and in strict compliance with the Contract Documents, including, without limitation, all responsibilities and obligations of Contractor relative to Punchlist Items.

        14.    OWNER'S LENDERS

          14.1    Owner's Lenders.    Contractor acknowledges and agrees that Owner has provided notice to Contractor, and Contractor shall before entering into any subcontract or purchase contract provide notice to every Subcontractor and Vendor, that Owner's funds for construction of the Project, including payment of the Contract Sum, shall be borrowed and or derived substantially from one or more lenders providing financing for the Project from time to time ("Owner's Lenders"), and Owner's ability to obtain such funds shall be subject to one or more loan documents and conditions precedent to advances thereunder. The term "Owner's Lenders" shall also mean and include any and all trustees, intercreditor agents, disbursement agents, administrative agents, consultants, architects, inspectors, construction managers, auditors and engineers appointed or retained directly or indirectly by or on behalf of any of Owner's Lenders.

          14.2    Payments.    Owner's Lenders shall have the right at any time and from time to time to make payment directly to Contractor and/or by joint payee check to Contractor and any Subcontractor or Vendor, for Work performed under the Contract.

          14.3    Audit Rights.    Owner's Lenders shall have and be entitled to all of the same audit and inspection rights as Owner has under this Agreement.

          14.4    Access.    Owner's Lenders shall have and be entitled to all of the same rights to access and inspect the Property, Project and Work, wherever located, as Owner has under the Contract documents, at reasonable times and upon reasonable notice and subject to reasonable safety precautions.

          14.5    Material Changes.    Contractor acknowledges and agrees that certain material Changes in the Work, including those that increase the Contract Sum and/or extend the Scheduled Completion Date, shall be subject to the prior approval of Owner's Lenders and shall not become effective without such approval.

          14.6    General Cooperation.    Contractor agrees to cooperate fully with all such Owner's Lenders. Contractor agrees to (a) provide written notice to Owner's Lenders of any Change in the Work, material change in the manner or amounts paid to Contractor, extension or acceleration of the Scheduled Completion Date, or material change in the Plans and Specifications, (b) authorize Subcontractors and Vendors to communicate directly with Owner's Lenders regarding the progress of the Work, (c) provide Owner's Lenders with reasonable working space and access to telephone, copying and telecopying equipment, (d) communicate with Owner's Lenders and, on request to execute, provide and/or deliver as the case may be, such documents, certificates, consents, invoices and instruments, and other information, as Owner's Lenders may reasonably request with respect to the Work, the Project and/or payment of the cost thereof, (e) enter into such amendments to the Contract as Owner's Lenders may reasonably request, (f) make adjustments and modifications of the payment procedures provided for in the Contract as may be reasonably requested by Owner's Lenders in connection with permitting the disbursement of loan proceeds to pay for the Work, (g) otherwise facilitate Owner's Lenders' review of the construction of the Project, and (h) enter into a consent to assignment in favor of Owner's Lenders consenting to the collateral assignment of the Contract to Owner's Lenders.

        15.    MISCELLANEOUS PROVISIONS.

          15.1    Subordination.    Notwithstanding any other provision of the Contract Documents, and notwithstanding the provisions of Section 108.225 (and any related Section) of the Nevada Revised Statutes, Contractor agrees for itself and for every Subcontractor and Vendor and every other person performing any services or providing any materials relating to the Work, that any and all liens and lien rights and benefits (including enforcement rights) Contractor and or any of the other foregoing parties may or do have under applicable law (including, without limitation, Nevada Revised Statutes Sections 108.221 to 108.246), shall at all times be subordinate and junior to any and all liens, security interests, mortgages, deeds of trust and other encumbrances of any kind (on the Property and otherwise) in favor of any of Owner's Lenders ("Lender Liens"), notwithstanding that Work may be or is commenced or done on, and materials may be or are furnished to, the Property prior to any Lender Liens being imposed upon or recorded against the Property or any of Owner's assets and before expiration of the time fixed under applicable laws for the filing of mechanics and materialmen's liens. Contractor shall, and Contractor shall cause every Subcontractor and Vendor at every tier, and any other person performing services or providing materials relating to the Work to, sign and deliver to Owner and Owner's Lenders from time to time upon request by Owner or any of Owner's Lenders: (a) written and recordable acknowledgments and restatements of the provisions of this Section 15.1 and the subordination described herein, and (b) such affidavits, certificates, releases, indemnities, waivers and instruments (and in form and content) as Owner's or Owners Lenders' title insurers shall require to allow such insurers to issue such title endorsements as Owner or Owner's Lenders require (including insuring first priority of Lender Liens). Contractor's, or any other party's, failure to provide the items required in clauses (a) and (b) hereinabove upon request, or Owner's or Owner's Lenders' inability to obtain at any time endorsements to Owner's Lenders' title policies (or issuance of initial title policies) insuring first priority of Lender Liens, including, without limitation, senior to any mechanics' or materialmen's lien or lien rights, shall constitute a material default and breach of the Contract Documents and failure of a condition precedent to any payment by Owner owed to Contractor under the Contract or otherwise.

          15.2    Time is of the Essence.    Time is of the essence of this Agreement and each of the terms and conditions of this Agreement, including, without limitation, in the Completion of the Work in the manner set forth in the Contract. Whenever action must be taken under this Agreement during a period of time that ends on a Saturday, Sunday or federal or state holiday, then such period of time shall be extended until the next day which is not a Saturday, Sunday or such holiday.

          15.3    Entire Agreement; Modification; Waiver.    This Agreement and the other Contract Documents (including, without limitation, the Plans and Specifications and any amendments, modifications and supplements thereto) constitute the entire understanding and agreement of the parties to this Agreement concerning the Project and the Work, and supersede all prior or contemporaneous written or oral understandings or agreements of the parties, and there are no other agreements or understandings between the parties, with respect the Project and the Work. Each and all of the Exhibits A through and including K referenced in this Agreement are hereby expressly incorporated herein by this reference. No modifications of the Contract shall be binding unless executed in writing by the parties to this Agreement. No waiver of any of the provisions of the Contract shall be binding unless executed in writing by the waiving party, and any such waiver shall not constitute a waiver of any other provision of the Contract, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

          15.4    Headings.    Section and other headings are not to be considered part of this Agreement, have been included solely for the convenience of the parties, and are not intended to be full or accurate descriptions of the contents.

          15.5    Assignment; Successors to be Bound.    Contractor shall not assign its rights or delegate its duties under this Agreement or any other Contract Document, unless Owner shall have given Owner's written consent prior to any such assignment or delegation. Owner shall have the right to assign Owner's rights and delegate Owner's duties under this Agreement without Contractor's consent upon a sale, transfer or other disposition or hypothecation of the Property, including, without limitation, to any Owner's Lenders, and Contractor hereby agrees to execute any necessary consents required to facilitate such assignment. Owner may also, without Contractor's consent but with notice to Contractor, change its name from time to time. Owner may designate new representatives from time to time by giving Contractor written notice. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement, and their respective permitted transferees, successors, assigns and legal representatives.

          15.6    Intent of Parties.    Contractor and Owner acknowledge that applicable Nevada Revised Statutes in certain circumstances, among others (i) regulate the process by which an owner can withhold payment(s) to a contractor or subcontractor, including the amount(s) that can be withheld, and (ii) regulate when and how an owner or a contractor can terminate a construction contract and the available remedies upon such termination. It is the express intent of the parties to this Agreement that Contractor completely and unconditionally waive to the fullest extent allowable each and all of those Nevada Revised Statutes that are inconsistent with the provisions of this Agreement, including those with regard to the matters described in the foregoing clauses (i) and (ii). Provided, however, Owner and Contractor acknowledge that some applicable provisions of the Nevada Revised Statutes cannot be waived. Accordingly, to the extent the foregoing waiver by Contractor is expressly prohibited by applicable Nevada Revised Statutes as to certain provisions thereof, Contractor's foregoing waiver shall not be deemed to extend to those non-waivable provisions of the Nevada Revised Statutes. In such circumstances, if any, where one or more provisions of this Agreement are in conflict with provisions of the Nevada Revised Statutes that cannot be waived, the offending portions of the provision in this Agreement shall be interpreted so as to be consistent with the non-waivable sections of the Nevada Revised Statutes. To the extent such interpretation renders any portions of this Agreement ineffective, it is the intent of the parties that only such offending portion shall be so deemed, and the remainder of the provisions in this Agreement shall be of full force and effect.

          15.7    Governing Law.    This Agreement has been executed in, and shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada.

          15.8    Survival.    The provisions of this Agreement, including Contractor's covenants, representations, guaranties, releases, warranties and indemnities and the benefit thereof, shall survive as valid and enforceable obligations notwithstanding any termination, cancellation or expiration of the Contract, acceptance of the Work, Completion of the Work or completion of the Project, or any combination of them.

          15.9    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          15.10    Unenforceability of this Agreement.    If any term, provision, covenant or condition of this Agreement or any application thereof should be held by a court of competent jurisdiction to be invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not impair, diminish, void, invalidate or affect in any way any other terms, provisions, covenants and conditions of this Agreement or any application thereof, all of which shall continue in full force and effect.

          15.11    Dispute Resolution.    This Agreement and all other Contract Documents shall be governed by the laws of the State of Nevada. Disputes between Owner and Contractor and relating to the Contract and/or the Work shall be resolved as follows: The parties shall first attempt to resolve disputes through direct negotiations in good faith. If a dispute cannot be settled through direct negotiations, then any party may submit the dispute for non-binding mediation under the Construction Industry Mediation Rules of the American Arbitration Association by filing demand for mediation with the other party and with the American Arbitration Association, such mediation to occur in Las Vegas, Nevada or in such other place as the parties may mutually agree upon. Except for provisional remedies, no party may seek relief through any judicial or non-judicial forum until direct good faith negotiations and mediation in accordance with the Construction Industry Mediation Rules of the American Arbitration Association currently in effect has been pursued and the mediation was unsuccessful in resolving the dispute. Each party shall pay an equal, pro rata share of the mediation service's fees and costs and of the mediator's fees and costs. The mediation submission may be made concurrently with the filing of a complaint or other appropriate action or proceeding for relief, but, in such event, mediation shall proceed in advance of legal, equitable or other proceedings (other than those associated with provisional remedies) which shall be stayed pending mediation for a period not exceeding sixty (60) calendar days from the date of filing and service of the complaint or other action for relief, unless stayed for a longer period by mutual agreement of the parties or by court order. In the event of a dispute arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover the actual attorneys' fees reasonably incurred in prosecuting such dispute. In the event a dispute arises between Owner and Contractor, Contractor shall continue to perform in accordance with the Contract, without interruption or delay (subject to Owner's rights under the Contract).

          15.12    Notices.    Any notice, request, demand, instruction or other communication to be given under the Contract Documents, shall be in writing and shall be hand-delivered or sent by Federal Express or a comparable overnight or mail service, or sent by confirmed facsimile transmission or mailed by U.S. registered or certified mail, return receipt requested, postage prepaid, to Contractor or Owner, as the case may be at its address set forth below:

To Contractor:	Steve Smith, Project Manager Bomel Construction Company, Inc. 3911 West Quail Avenue Las Vegas, Nevada 89118 Telephone: (702) 798-1660 Facsimile: (702) 798-1665
and
Kent Matranga, President Bomel Construction Company, Inc. 8195 East Kaiser Boulevard Anaheim Hills, California 92808 Telephone: (714) 921-1660 Facsimile: (714) 921-4181
To Owner:	Kenn Wynn, President Wynn Design and Development LLC 3145 Las Vegas Boulevard South Las Vegas, Nevada 89109 Facsimile No.: (702) 733-4738 Telephone No. : (702) 733-4812
and

Todd Nisbet, Executive Vice President—Project Director
Wynn Design and Development LLC
3145 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Facsimile No.: (702) 733-4715
Telephone No.: (702) 733-4497
Contractor shall concurrently with delivery to Owner provide to Owner's Lenders copies of all notices at an address or addresses to be provided, with copies to:
Pamela B. Kelly Latham & Watkins 633 West Fifth Street, Suite 4000 Los Angeles, California 90071 Telephone No.: (213) 891-8726 Facsimile No.: (213) 891-8763

            Notice will be deemed to have been given upon the earlier of receipt or, if made by Federal Express or confirmed facsimile, one business day after sending, or if made by U.S. Mail, three calendar days after sending. The addressees and addresses for the purpose of this paragraph may be changed by giving notice as provided in this Agreement; provided, however, that unless and until such written notice is actually received, the last addressee and address stated in this Agreement will continue in effect for all purposes.

          15.13    Confidentiality.    Owner considers all information (regardless of form) pertaining to the Project to be confidential and proprietary, including information which is prepared or developed by or through Contractor, Owner or Owner's other contractors, unless otherwise stated to Contractor in writing. Contractor shall not, and shall not allow, suffer or permit any Subcontractors or Vendors to, disclose any such information without Owner's prior written consent. Contractor shall obtain similar written agreements from each and every Subcontractor and Vendor as Owner may reasonably request. Contractor shall not issue any news releases or any other advertising pertaining to the Work or the Project, including advertising its participation in the Project, without obtaining Owner's prior written approval. Contractor hereby agrees not to use the name of Owner's Property or premises, or any variation thereof, or any logos used by Owner, in connection with any of Contractor's business promotion activities or operations without Owner's prior written approval. Contractor shall require its Subcontractors and Vendors to comply with the requirements imposed upon Contractor by this Section 15.13, including obtaining Owner's prior written consent to the form and content of any promotional or advertising publications or materials which depict or refer to their respective roles in providing Work for the Project. Neither Contractor nor any Subcontractor or Vendor shall post, erect or place on the Property, the Work, Owner's premises or the Project any sign, banner, billboard or display for marketing, advertising, promotional or other similar reasons, and no trade names or other identification shall appear on any item of the Work or at any place on the Project where such name or identification will be seen by the general public, except as approved in writing by Owner. The Contract Documents are the property of Owner and are for use solely with respect to the Work and are not to be used by Contractor or any Subcontractor on any other projects or for any other purpose, and all copies of the foregoing shall be returned or suitably accounted for to Owner upon Completion of the Work.

          15.14    Legal Fees.    The losing party shall promptly pay to the prevailing party all costs and reasonable attorneys' fees incurred in connection with any legal action, including mediation, in whole or in part, based on a breach of the Contract or other dispute arising out of or in connection with the Contract.

          15.15    Third-Party Beneficiaries.    Notwithstanding any provision of this Agreement to the contrary, no Subcontractor or Vendor shall be, or be considered to be, a third-party beneficiary of, or entitled to assert any rights under, this Agreement.

          15.16    Statute Of Limitations.    Notwithstanding any provision of the Contract Documents to the contrary, no applicable statute of limitations shall be deemed to have commenced with respect to any portion of the Work which is not in accordance with the requirements of the Contract Documents, which would not be visible or apparent upon conducting a reasonable investigation, and which is not discovered by Owner until after the date which, but for this Section, would be the date of the commencement of the applicable statute of limitations; the applicable statute of limitations instead shall be deemed to have commenced on the date of such discovery by Owner.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the date and year hereinabove first set forth.

CONTRACTOR		OWNER

BOMEL CONSTRUCTION COMPANY, INC. a California corporation		WYNN LAS VEGAS, LLC, a Nevada limited liability company

By:	/s/ Kent Matranga	By:	Wynn Resorts, LLC, a Nevada limited liability company,
Its:	President		its sole member
			By:	Valvino Lamore, LLC, a Nevada limited liability company, its sole member
				By:	/s/ Stephen A. Wynn
				Name:	Stephen A. Wynn
				Title:	Managing Member

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